SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               MUNSINGWEAR, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Items 22(a)(2) of Schedule A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:




[LOGO]
MUNSINGWEAR, INC.
8000 West 78th Street
Suite 400
Minneapolis, Minnesota 55439



August 16, 1996



To the Stockholders of Munsingwear, Inc.:



You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Munsingwear, Inc. to be held on Friday, September 6, 1996 at 10:00 a.m., Central Daylight Time, at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota 55439.

At the Annual Meeting, in addition to seeking your approval of ordinary annual meeting business items, we will request your approval of a proposal to sell all of Munsingwear's rights to its trademarks and certain associated assets relating to the retail and professional golf businesses to Supreme International Corporation ("Supreme") pursuant to a Purchase and Sale Agreement dated as of May 22, 1996 (the "Agreement"). If the Supreme proposal is approved, the purchased assets will be transferred to Supreme in exchange for approximately $18 million in cash. In connection with the sale to Supreme, we request your approval to amend the Certificate of Incorporation to change the Company's name to "PremiumWear, Inc.," as required by the Agreement.


The sale to Supreme is a major component in the Company's strategy to maximize stockholder value. On June 28, 1996, Munsingwear transferred its trademarks and pending trademark applications in China, Macau, Vietnam and the U.S. territories of Guam and the Northern Mariana Islands to ITOCHU Corporation, Toyobo Co., Ltd. and Descente Ltd. for $5 million. The Company is currently in preliminary discussions with several potential buyers for the remaining Advertising Specialty Incentive ("ASI"), Uniform and Specialty Distributor business of the Company, commonly referred to as the "Premium Business." However, the Board of Directors is continuing to evaluate alternatives for the Premium Business to maximize stockholder value, including the potential operation of the Premium Business in the event a suitable offer is not received.


THE BOARD OF DIRECTORS BELIEVES THAT THE AGREEMENT, UPON THE TERMS AND CONDITIONS SUMMARIZED IN THE ACCOMPANYING PROXY STATEMENT, IS IN THE BEST INTERESTS OF MUNSINGWEAR STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE AGREEMENT.


Whether or not you are able to attend the Annual Meeting in person, I urge you to sign and date the enclosed Proxy and return it promptly in the enclosed envelope. If you do attend the meeting in person, you may withdraw your Proxy and vote personally on all matters brought before the meeting.



                                   Very truly yours,


                                   /s/ Lowell M. Fisher
                                   Lowell M. Fisher
                                   President and Chief Executive Officer


                              MUNSINGWEAR, INC.
                            8000 WEST 78TH STREET
                                  SUITE 400
                         MINNEAPOLIS, MINNESOTA 55439


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 6, 1996



To All Holders of Common Stock:


The Annual Meeting of Stockholders of Munsingwear, Inc. ("Munsingwear" or the "Company") will be held at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota 55439, on Friday, September 6, 1996 at 10:00 a.m., Central Daylight Time, for the following purposes:


      1. To consider and vote upon a proposal (i) to approve the Purchase and Sale Agreement dated as of May 22, 1996 (the "Agreement") between Munsingwear, Inc. and Supreme International Corporation, a Florida corporation ("Supreme"), whereby Munsingwear has agreed to sell a substantial portion of its assets to Supreme; and (ii) to amend Munsingwear's Certificate of Incorporation to change the Company's name, as required by the Agreement, to "PremiumWear, Inc."

      2. To elect three directors to serve a three-year term, one director to serve a two-year term, and one director to serve a one-year term.

      3. To approve and ratify the grant of options to purchase 15,000 shares of the Company's Common Stock to a non-employee director in connection with services rendered to the Company.

      4. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Stockholders of record at the close of business on July 16, 1996 are entitled to notice of and to vote at the Annual Meeting. Since it is important that your shares be represented at the meeting, whether or not you personally plan to attend, you are requested to sign, date and return your proxy card promptly in the enclosed envelope. Returning your signed proxy will not prevent you from voting in person at the meeting, should you desire to do so.


                                   By Order of the Board of Directors


                                   /s/ John R. Houston
                                   John R. Houston, Secretary



Minneapolis, Minnesota
August 16, 1996


        YOUR PROXY IS IMPORTANT; PLEASE SIGN, DATE AND MAIL IT TODAY.


                              MUNSINGWEAR, INC.
                            8000 WEST 78TH STREET
                                  SUITE 400
                         MINNEAPOLIS, MINNESOTA 55439


                               PROXY STATEMENT



This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Munsingwear, Inc. (the "Company" or "Munsingwear") of proxies for the Annual Meeting of Stockholders of the Company to be held at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota 55439 on Friday, September 6, 1996 at 10:00 a.m. Central Daylight Time, or any adjournment or adjournments thereof. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about August 16, 1996.


Proxies may be revoked at any time before they are exercised by the execution and delivery of a later proxy, and stockholders present at the meeting may withdraw their proxies and vote in person. Unless revoked, proxies will be voted and, where a choice is specified with respect to any matter to be voted upon, the proxies will be voted as specified.

There were outstanding at the close of business on July 16, 1996, the record date for stockholders entitled to notice of and to vote at the meeting, 2,058,078 shares of Common Stock, and each of such shares is entitled to one vote at the meeting. Only stockholders of record at the close of business on July 16, 1996 will be entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting of Stockholders constitutes a quorum for the transaction of business.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the matter submitted to the stockholders for a vote. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MUNSINGWEAR OR ITS MANAGEMENT OR AFFILIATES. EXCEPT AS OTHERWISE EXPRESSLY INDICATED, ALL INFORMATION IS GIVEN AS OF THE DATE OF THIS PROXY STATEMENT.


                            AVAILABLE INFORMATION

Munsingwear is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance with that statute, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Suite 1400, Northwestern Atrium Center, 500 Madison Street, Chicago, Illinois 60604 and Room 1400, Seven World Trade Center, 12th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at its Washington, D.C. address at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. Munsingwear Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning Munsingwear may be inspected at the offices of such exchange.


The Annual Report on Form 10-K for the fiscal year ended January 6, 1996, as amended, the Annual Report to Stockholders of the Company for the fiscal year ended January 6, 1996 and the Company's Form 10-Q Quarterly Report for the quarters ended April 6, 1996 and July 6, 1996 accompany this Proxy Statement.



                   INCORPORATION OF DOCUMENTS BY REFERENCE


The following Company documents which have been filed by the Company with the Commission are hereby incorporated by reference in this Proxy Statement: (i) Annual Report on Form 10-K for the year ended January 6, 1996, as amended, including the portions of Munsingwear, Inc.'s 1995 Annual Report to Stockholders incorporated therein by reference, (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended April 6, 1996, and (iii) Quarterly Report on Form 10-Q for the fiscal quarter ended July 6, 1996.


All documents filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act after the date hereof and before the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


The information relating to the Company's business and its financial condition appearing in this Proxy Statement does not purport to be comprehensive and should be read together with, and is qualified in its entirety by, the information and financial statements (including notes thereto) appearing in the Annual Report on Form 10-K, the Annual Report to Stockholders and the Quarterly Reports on Form 10-Q referred to in the first paragraph of this section.


THIS PROXY STATEMENT INCORPORATES CERTAIN DOCUMENTS BY REFERENCE. DOCUMENTS RELATING TO THE COMPANY (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE FROM THE COMPANY WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO STOCKHOLDER RELATIONS, 8000 WEST 78TH STREET, SUITE 400, MINNEAPOLIS, MINNESOTA 55439, TELEPHONE NUMBER (612) 943-5000.

Munsingwear, Grand Slam, Slammer USA and Cotton Classics are registered trademarks of Munsingwear, Inc. and Grand Slam Tour and Penguin Sport are trademarks of Munsingwear, Inc.

                               TABLE OF CONTENTS

                                                                            Page


Summary ................................................................      4

Proposal No. 1 -- The Agreement and Related Matters ....................      8

Background of and Reasons for the Sale of the Retail and Golf Businesses      8

Fairness Opinion Discussion ............................................     11

Disadvantages of the Agreement .........................................     13

Right of First Refusal Agreement .......................................     14

Management Agreement ...................................................     14

Terms of the Agreement .................................................     14

Change of Name .........................................................     17

Business of Supreme ....................................................     17

Operation of Munsingwear After the Closing Date ........................     18

Interests of Certain Persons in the Agreement ..........................     18

Vote Required ..........................................................     19

Sale of Other Trademarks ...............................................     19

Accounting Treatment ...................................................     20

Federal Income Tax Consequences ........................................     20

Selected Financial Information .........................................     22

Selected Consolidated Financial Data of Munsingwear ....................     22

Unaudited Selected Pro Forma Financial Data ............................     23

Cautionary Statement ...................................................     24

Market Prices of Common Stock/Dividends ................................     24

Other Proposals to be Voted On .........................................     25

Proposal No. 2 -- Election of Directors ................................     25

Proposal No. 3 -- Director Options .....................................     27

Executive Compensation and Other Information ...........................     28

Security Ownership of Certain Beneficial Owners,
  Directors and Executive Officers .....................................     34

Experts ................................................................     35

Reorganization .........................................................     35

Other Matters ..........................................................     36

Stockholder Proposals for 1997 Annual Meeting ..........................     36

Method of Proxy Solicitation ...........................................     36


Pro Forma Financial Information ........................................    F-1

Purchase and Sale Agreement ........................................   Exhibit A

Certificate of Amendment ...........................................   Exhibit B

Fairness Opinion ...................................................   Exhibit C


                                   SUMMARY



THE FOLLOWING SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONTAINED ELSEWHERE HEREIN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED HEREIN AND IN THE EXHIBITS HERETO.


THE ANNUAL MEETING
The Annual Meeting is scheduled to be held on September 6, 1996 at 10:00 a.m., Central Daylight Time, at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota 55439. The close of business on July 16, 1996 is the Record Date for determining the holders of record of Munsingwear Common Stock entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof. On the Record Date, there were 2,058,078 shares of Munsingwear Common Stock outstanding and entitled to vote and currently exercisable options to purchase an aggregate 223,712 shares of Common Stock.



PROPOSALS TO BE VOTED ON
At the Annual Meeting, Munsingwear stockholders will consider and vote upon the following proposals:


PROPOSAL NO. 1: To approve (i) the Agreement, attached as Exhibit A, pursuant to which Munsingwear will sell to Supreme for $18 million all of its rights to its trademarks and certain associated assets relating to its retail and professional golf businesses (the "Retail and Professional Golf Businesses"); and (ii) an amendment to Munsingwear's Certificate of Incorporation, in the form attached as Exhibit B, to change the corporate name to PremiumWear, Inc., as required by the Agreement. If the sale to Supreme is consummated, it is presently anticipated that the net proceeds to the Company, together with proceeds from (i) the liquidation of retail and pro golf inventory (which is not being sold to Supreme) and (ii) the collection of accounts receivable (which are not being sold to Supreme) would be approximately $24 million, $1 million of which was deposited with Munsingwear upon execution of the Agreement and used to pay down bank debt. The Company currently expects to use approximately $7 million of such proceeds to pay off other liabilities, including remaining bank debt and transaction costs related to the sale of the Retail and Professional Golf Businesses, to retain between approximately $1 million and $4 million for working capital purposes (in addition to approximately $9.8 million of net assets retained by the Premium Business), and to distribute between $12 million and $15 million ($5.83 to $7.29 per share, assuming no exercise of outstanding stock options prior to the distribution) of the remaining proceeds to the Munsingwear stockholders, the actual amount dictated by the working capital needs of the Premium Business, if any, as of the closing of the Agreement and the availability of bank financing to support the Premium Business. See "Proposal No. 1, The Agreement and Related Matters -- Operation of Munsingwear After the Closing Date." Such distribution will occur within 180 days of the date of the Annual Meeting, the precise date depending on certain income tax factors, and, pending such distribution, an amount of cash sufficient to effect the distribution will be held in a separate account. See "Federal Income Tax Consequences." The total proceeds, transaction costs and other related liabilities are estimates based on the Company's financial statements as of July 6, 1996 and assumptions as to the forecasted activity between that date and the anticipated closing date of the sale to Supreme, as well as forecasted proceeds from the liquidation of inventory and collection of accounts receivable. Actual results will likely differ from these estimates and will directly affect the actual amount of cash available for distribution to stockholders. See "The Agreement and Related Matters," "Sale of Other Trademarks," "Selected Financial Information" and "Cautionary Statement."


The Company is currently in preliminary discussions with several potential buyers for the ASI, Uniform Markets and Specialty Distributor business (collectively, the "Premium Business" or the "Remaining Business"). However, the Board of Directors is continuing to evaluate alternatives for the Remaining Business to maximize stockholder value, including the potential operation of the Remaining Business in the event a suitable offer is not received. See "The Agreement and Related Matters -- Background of and Reasons for the Sale of the Retail and Professional Golf Businesses; Operation of Munsingwear After the Closing Date."

PROPOSAL NO. 2: To elect three directors to serve a three-year term, one director to serve a two-year term, and one director to serve a one-year term. See "Other Proposals to be Voted On."

PROPOSAL NO. 3: To approve and ratify the grant of options to purchase an aggregate 15,000 shares of the Company's Common Stock to a non-employee director in connection with services rendered to the Company. See "Other Proposals to be Voted On."

Proposals No. 2 and No. 3 will be acted upon whether or not Proposal No. 1 is adopted.


VOTE REQUIRED TO APPROVE THE PROPOSALS
The affirmative vote of the holders of a majority of all of the outstanding shares of Munsingwear Common Stock entitled to vote is necessary to approve Proposal 1 and the affirmative vote of the holders of a majority of the shares of Munsingwear Common Stock present in person or by proxy at the Annual Meeting is required to approve Proposals 2 and 3. Approval by holders of Supreme Common Stock is not required.

Approximately 35% of the outstanding Munsingwear Common Stock is held by the directors and executive officers of Munsingwear and their affiliates, each of whom has indicated an intention to vote in favor of Proposals 1, 2 and 3. In addition, officers and directors own exercisable options representing approximately 8% of the fully diluted shares. THE BOARD OF DIRECTORS OF MUNSINGWEAR UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE AGREEMENT. See "The Agreement and Related Matters -- Vote Required."


BACKGROUND OF AND REASONS FOR SALE OF ASSETS
On November 1, 1995, the Company retained The Bridgeford Group ("Bridgeford"), an investment banking firm, to help it explore a range of opportunities to maximize stockholder value. The primary focus of this effort was the retail business where the Company had experienced growing operating losses. Following a review of the Company's alternatives, the Munsingwear Board of Directors decided to explore the possible sale of the retail business and authorized Bridgeford to contact potentially interested acquirors. As a result of this process, Bridgeford and the Company's management negotiated the Agreement with Supreme. The Board of Directors determined that the sale to Supreme presented the best alternative to maximizing stockholder value at this time. See "The Agreement and Related Matters -- Background of and Reasons for the Sale of the Retail and Professional Golf Businesses."


OPINION OF FINANCIAL ADVISOR
Bridgeford advised the Board of Directors that, in its opinion, the consideration to be received by Munsingwear from Supreme for the sale of the Retail and Professional Golf Businesses to Supreme and the assumption by Supreme of certain related liabilities, in accordance with the Agreement, is fair, from a financial point of view, to Munsingwear. See "The Agreement and Related Matters -- Fairness Opinion" and Exhibit C.


BUSINESS OF SUPREME
Supreme International Corporation designs, imports and markets fashion-oriented moderate and better men's and boys' sportswear under the brand names Natural Issue(R), Textures by Natural Issue(tm) , Albert Nipon, Feldini(R), Gianfranco Ruffini(R), Career Club(R), CC Sport(R), Monte Carlo(tm), Tippos, and others. Supreme's products are sold to department stores, chain stores and specialty retail stores throughout the United States and Puerto Rico. The address of Supreme's principal executive offices is 7495 N.W. 48th Street, Miami, Florida 33166, and its telephone number is (305) 592-2830. See "The Agreement and Related Matters -- Business of Supreme."


CONDITIONS; TERMINATION; REGULATORY APPROVAL
Consummation of the Agreement is subject to various conditions, including approval of the Agreement by holders of Munsingwear Common Stock; the accuracy of the parties' representations and warranties; the delivery of required agreements, instruments and documents; the absence of legal proceedings challenging the consummation of the Agreement; and certain other conditions. The Agreement may be terminated under certain conditions, including, but not limited to, (i) the mutual consent of both parties, (ii) either party's right to terminate in the event of any law or regulation preventing the consummation of the Agreement, or a material breach by the other party of its representations, warranties or agreements, (iii) the failure of the other party to meet all conditions precedent to consummation of the Agreement or (iv) Supreme's right to terminate upon the occurrence of a "Trigger Event" (defined in the Agreement to be either that Munsingwear shall have entered into or publicly announced its intention to enter into a proposal with another party to acquire all or any significant part of the assets being sold to Supreme or that the Munsingwear Board of Directors shall have withdrawn or materially modified its approval of the Agreement). If Supreme terminates the Agreement as a result of a Trigger Event, Munsingwear may be required to pay Supreme $1,000,000 (plus the return of the $1,000,000 deposit made by Supreme), and the Agreement would be deemed to have been terminated without further liability to Munsingwear or Supreme. See "The Agreement and Related Matters -- Terms of the Agreement -- Conditions to Closing; Termination."


Consummation of the Supreme transaction pursuant to the Agreement was subject to clearance by the Federal Trade Commission and United States Department of Justice of the Notification and Report Form under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which clearance was granted effective July 19, 1996. See "The Agreement and Related Matters -- Terms of the Agreement."


CLOSING DATE
The Agreement provides that the sale of Munsingwear's assets to Supreme pursuant to the Agreement must take place on or before September 30, 1996 (the "Closing Date"), unless otherwise agreed by Supreme and Munsingwear. The Closing is currently expected to occur following the Annual Meeting on September 6, 1996. See "The Agreement and Related Matters -- Terms of the Agreement."


PAYMENT OF CONSIDERATION
At the Closing, Supreme shall pay to Munsingwear, at the election of Supreme,
(a) $18 million in cash payable at the Closing, or (b) $18.4 million, payable $9 million in cash and $9.4 million in a non-interest bearing senior note payable six months after the Closing, secured by an irrevocable letter of credit or other security which may be utilized as the sole collateral for a non-recourse loan to Supreme immediately following the Closing in an amount of $9 million. If Supreme elects alternative (b), Munsingwear would be able to access the entire $18 million by using the secured note as collateral for a $9 million loan. Munsingwear has agreed to deposit $350,000 of the purchase price in escrow at the time of closing to cover the costs incurred in connection with a certain trademark litigation which Supreme has agreed to assume. See "The Agreement and Related Matters -- Terms of the Agreement."


BUSINESS OF THE COMPANY PENDING THE SALE OF ASSETS
Simultaneous with the execution of the Agreement, the Company and Supreme entered into a Management Agreement, under which Supreme agreed to manage the operation of the Retail and Professional Golf Businesses being purchased, including the sale of Munsingwear's Fall and Holiday Retail and Professional Golf product lines, management of the Munsingwear sales force and assistance in the collection of accounts receivable. See "The Agreement and Related Matters -- Terms of the Agreement."


OPERATION OF MUNSINGWEAR AFTER THE CLOSING DATE
Munsingwear is currently in preliminary discussions with several potential buyers for the remaining Advertising Specialty Incentive ("ASI"), Uniform and Specialty Distributor business of the Company, commonly referred to as the "Premium Business." However, the Company will continue to consider alternatives for the Premium Business to maximize stockholder value, including the potential operation of the Premium Business in the event a suitable strategic offer is not received. The Premium Business represented approximately $16 million, or 31% of the Company's total net sales for the year ended January 6, 1996 and approximately $12.4 million, or 38% of the Company's total net sales for the six months ended July 6, 1996. The Premium Business consists primarily of numerous ASI customers (distributors of business incentive products), Specialty Distributors (higher volume incentive distributors who service the ASI customer base) and companies that purchase coordinated clothing for uniforms for employees and agents.



SALE OF OTHER TRADEMARKS
On June 28, 1996, Munsingwear sold the Company's interest in the Munsingwear, Grand Slam and Penguin trademarks in the Peoples Republic of China, Vietnam, Macau and North Korea to ITOCHU Corporation, Toyobo Co., Ltd. and Descente Ltd. (collectively, "ITOCHU") for $5 million in cash. ITOCHU previously purchased the Munsingwear trademarks in Japan, Taiwan, South Korea and Hong Kong, and has made Munsingwear a dominant golf apparel brand in Japan. Proceeds from the sale were used to reduce the Company's bank loan. See "Sale of Other Trademarks."


FEDERAL INCOME TAX CONSEQUENCES
If the Supreme transaction is consummated, the Company intends to make a distribution of cash to the stockholders of Munsingwear. The receipt of cash by a Munsingwear stockholder will be a taxable transaction for such stockholder for federal income tax purposes. It is the Company's intention to maximize the portion of the distribution characterized as a return of capital, which would result in a capital gain only to the extent the return of capital exceeds the stockholder's basis in the stock, and to minimize the portion characterized and taxed as ordinary income. In order to achieve this objective, the distribution will occur within 180 days of the Annual Meeting. Stockholders are urged to consult their own tax advisors. See "Federal Income Tax Consequences."



MARKET PRICES
The closing sale price of the Company's Common Stock as listed on the New York Stock Exchange was (i) $7.00 on May 21, 1996, the last trading day prior to the announcement of the proposed sale of assets to Supreme pursuant to the Agreement, and (ii) $9.50 on August 14, 1996, the last trading day for which closing prices were available prior to the date of this Proxy Statement. See "Market Prices of Common Stock/Dividends."



INTERESTS OF CERTAIN PERSONS IN THE AGREEMENT
Certain of the present directors of Munsingwear hold or represent a significant number of shares of Munsingwear Common Stock, either directly or indirectly, and will receive their pro rata share of any distribution made to stockholders. See "The Agreement and Related Matters -- Interests of Certain Persons in the Agreement."


                                PROPOSAL NO. 1
                      THE AGREEMENT AND RELATED MATTERS

THE TRANSACTION PROVIDED FOR IN THE AGREEMENT HAS BEEN APPROVED BY THE BOARDS OF DIRECTORS OF SUPREME AND MUNSINGWEAR. THE MUNSINGWEAR BOARD OF DIRECTORS BELIEVES THAT THE AGREEMENT IS IN THE BEST INTERESTS OF MUNSINGWEAR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL.

BACKGROUND OF AND REASONS FOR THE SALE OF THE RETAIL AND PROFESSIONAL GOLF BUSINESSES
The Company was founded 110 years ago in 1886 as a manufacturer of men's underwear. Throughout the early 1900's, the Company was an innovator of new textile and apparel manufacturing processes and, during the 1940's and 1950's, expanded its product lines, acquired a women's intimate apparel company and, in 1955, introduced the Grand Slam collection of golf apparel bearing the Penguin logo. In late 1989, the Company began down-sizing its operations after pursuing an unsuccessful growth-through-acquisition strategy in the mid-1980's. After suffering losses of $89 million between 1987 and 1990, the Company, on July 3, 1991, filed a voluntary petition for bankruptcy under Chapter 11 together with a proposed Plan of Reorganization. The Company emerged from bankruptcy on October 29, 1991 a much smaller company with an unleveraged balance sheet.

Upon emerging from reorganization in 1991, the Company adopted a strategy of licensing its brands for general use in the apparel industry and limiting its own manufacturing and sales to golf shirts, a business it had been active in since 1954. The Company entered into a number of regional and worldwide licensing agreements for the manufacture and sale of specific products establishing a stream of royalty income with significant up-front payments and guaranteed minimum royalties, generally over a three to five year period. While this strategy increased royalty income, licensing gains were offset by increasing operating losses. Beginning in 1993, selling, general and administrative expenses increased significantly as the Company targeted considerable resources toward selling golf shirts through department stores, a very competitive and volatile niche of the retail segment. In 1994, gross margins decreased primarily due to higher manufacturing and material costs that were not able to be passed on through higher selling prices and because of management's decision to add value to products by using better quality fabrics, trims and other materials, as well as increasing overall sizes of products, without increasing prices in order to achieve wider customer acceptance. In 1995, management's attempt to broaden the Company's product line into areas such as casual wear were unsuccessful and led to significant mark-downs. In addition, throughout this entire period, the Company experienced increased costs related to the development of retail customer service programs, including "floor ready" merchandise, electronic data interchange, bar coding, cooperative advertising and store fixturing, which were demanded by the retail apparel marketplace. In order to cover its cash requirements, the Company increased its short-term borrowings and leveraged its balance sheet.

Under new management in 1994, the Company began shifting product mix toward the faster growing professional golf and Advertising Specialty Incentive ("ASI"), Uniform and Specialty Distributor markets, commonly known as the "Premium Business," which have higher margins and less risk of style-related obsolescence. Revenue growth in 1994 and 1995 was largely attributable to these segments, but these growth areas required additional investment and working capital, further increasing the Company's debt service burden. Sales of the Premium Business for fiscal 1995 were approximately $16 million, or 31% of the Company's total sales.

At the same time, the domestic apparel industry as a whole was undergoing radical change that eroded profitability in retail apparel manufacturing. Rising raw material costs and consumer pricing pressures led to industry-wide margin erosion in the early 1990's as apparel prices failed to keep pace with the overall Consumer Price Index. Smaller, undercapitalized domestic apparel manufacturers became increasingly unable to compete with larger manufacturers that had worldwide sourcing capabilities as well as the leverage to negotiate pricing and other terms with retail customers. Furthermore, larger retailers delayed orders as long as possible to verify consumer reactions to products, forcing manufacturers and distributors to incur the financial costs of holding more inventory.


In the fall of 1995, the increasingly competitive retail environment and the Company's growing operating losses prompted the Board of Directors to hire a financial advisor for the purpose of exploring alternatives to enhance stockholder value. The Board interviewed several investment banking firms, most of which concluded in their preliminary analysis that the Company could not be sold as a whole at an acceptable premium to the then current trading price of the Common Stock. On November 1, 1995, the Board of Directors selected The Bridgeford Group ("Bridgeford"), a New York-based investment banking firm, as financial advisor to explore strategic alternatives for maximizing stockholder value. Bridgeford was selected based on its understanding and experience in the investment banking and apparel industries, its approach to evaluating numerous alternatives to enhancing stockholder value rather than simply concluding to sell the entire company, and its willingness and availability to devote significant time to the assignment. Bridgeford analyzed the Company and its industry situation and made a number of presentations to the Board discussing the possible alternative courses of action. Such alternatives were to sell the Company as a whole, to continue current operations, or to acquire other apparel companies to increase the Company's size and market position, with resulting anticipated economies of scale. Continuing current operations was not deemed feasible given the Company's continuing losses from operations and expected decline in royalty income. Acquiring other companies was not considered feasible given the Company's lack of capital. Sale of the Company as a whole was not attractive since traditional valuation models which would be utilized by prospective buyers indicated a value reflecting no premium over the public trading price of the Company's Common Stock. Bridgeford believed that the true value of the Company was not reflected in its financial performance, book value, or stock price. It identified "hidden" assets which included the Company's trademarks and names, royalty licensing stream, and net operating loss carryforward. Bridgeford presented several alternatives for monetizing these assets and the Board chose to continue studying the analyses.


At year-end 1995, the Company announced significant restructuring charges and inventory write downs culminating with a $2.3 million reported loss for the year, the largest annual loss since emerging from bankruptcy. In addition, the Company's cash licensing royalty income was forecast to fall significantly in 1996 as certain guaranteed minimum licensing payments expired. As a result of the eroding financial performance caused by the retail segment, the Company's asset-based lender reduced loan advance rates on inventories, further tightening the Company's available working capital.


On March 27, 1996, the Munsingwear Board of Directors authorized Bridgeford to approach a select group of eleven potential strategic acquirors of the trademarks and related retail business of Munsingwear, which had been selected by Bridgeford with input from the Company's management. Given the sensitivity of the issue with suppliers and retail customers and the Company's inventory and receivables exposure, the Board chose not to initiate a large-scale auction process of the retail business line but instead to concentrate on a focused sales process. Bridgeford conducted due diligence on the business, visited the Company's manufacturing facility, and prepared descriptive materials in conjunction with management regarding the retail business. After negotiating confidentiality agreements with the potential buyers, Bridgeford distributed offering memoranda to those companies that had expressed initial interest. Four parties expressed sufficient interest to enter into detailed discussions. Following detailed discussions, three of the potential acquirors declined to make a formal offer. The cited reasons were strategic rather than based on price. Each of the companies indicated a greater desire to invest their capital to build their own brands rather than to acquire new brands. Consequently, Munsingwear focused its negotiations on Supreme. Concurrently, management and Bridgeford began earnest discussions with potential buyers of the Munsingwear trade names and trademarks in certain Asian countries, particularly the People's Republic of China.


On April 7, 1996, Supreme submitted a letter of intent to acquire only the retail business and trademarks for $11 million, a price which the Munsingwear Board of Directors determined to be inadequate. Discussions were then held on April 18, 1996 between Bridgeford, Munsingwear management, and the Chief Executive Officer of Supreme. During these negotiations, the Company requested $20 million for both the Retail and the Professional Golf Businesses, and Supreme counter-offered with an $18 million offer. The offer included (i) the worldwide rights to the trade names and trademarks in all distribution channels,
(ii) other assets relating to the retail and professional golf segments, (iii) existing and pending license agreements and related royalty payments, (iv) all advertising materials, and (v) the Munsingwear corporate name. Supreme proposed to license back to Munsingwear the exclusive right to use the trademarks for products in the Premium Business in the United States and Canada. The offer excluded product inventories and accounts receivable related to the Retail and Professional Golf Businesses. The negotiations with Supreme also contemplated that an interim Management Agreement would be executed simultaneously with a Purchase and Sale Agreement to ensure a smooth ownership transition and liquidation of inventory and receivables, as well as continuous service for customers.


At the May 3, 1996 meeting, the Munsingwear Board of Directors again considered the Supreme offer. The Board noted that an important component of the Supreme proposal was the retention by Munsingwear of the Premium Business under terms which would be attractive to potential acquirors or which would allow Munsingwear to operate the Premium Business if an acceptable offer was not received. The Board directed the Chief Executive Officer and Bridgeford to continue negotiations with Supreme.



The Chief Executive Officer of Munsingwear, the Chairman of the Board, Company counsel, and two representatives from Bridgeford met with the Chief Executive Officer and the Chief Financial Officer of Supreme in Miami, Florida on May 9, 1996. The parties further negotiated the Agreement. Munsingwear received assurance from Supreme as to Munsingwear's ability to obtain a cash equivalent of the full purchase price at the time of the closing. The parties also negotiated the terms of a put right for Munsingwear to require Supreme to purchase excess remaining inventory at the time of the closing. The parties also discussed whether Supreme would have any interest in purchasing the Premium Business, which led to discussions of a Right of First Refusal Agreement. The parties also negotiated the proposed terms of the License Agreement for the Premium Business. In exchange for minimum royalty obligations on Munsingwear for the sale of certain Premium products, Munsingwear was able to add non-shirt products to the License Agreement so that the Premium Business could offer a "head to toe" line of clothing and to establish graduated royalty rates based on the amount of sales for certain products.


Bridgeford again met with the Munsingwear Board of Directors on May 17, 1996 and explained the results of the negotiations with Supreme. The Bridgeford representative reported to the Board that he believed that Supreme would not further negotiate the terms of the License Agreement and that Supreme was concerned about the effect of any further delays on its ability to operate the Retail and Professional Golf Businesses. Following extensive discussion, the Board did not officially act to approve the transaction.

The Chief Executive Officer and Bridgeford held further negotiations with the Chief Executive Officer and the Chief Financial Officer of Supreme, primarily relating to the royalty rates for the Premium License Agreement, a requested non-compete provision for the Premium License Agreement (which request was dropped by Supreme), and the purchase price for the inventory put option. The Munsingwear Board of Directors again met on May 22, 1996. The Board received drafts of documents which were considered final by the parties who had negotiated them. The Board considered in detail the transaction with Supreme, and actively solicited further details of the negotiation process, particularly with respect to the composition and valuation of remaining inventory, the operation of the put provision in the Management Agreement, and the collection of accounts receivable which were not being assumed by Supreme. Some members of the Board expressed concern over the royalty rates and minimum sales obligations imposed on Munsingwear under the License Agreement. The Board recessed and the Chief Executive Officer and Company counsel called the Chief Financial Officer of Supreme and its counsel to negotiate final points suggested by the Board relating to clarification of procedures under the Right of First Refusal Agreement and the potential liquidation of inventory by Munsingwear into the retail markets. The Company representatives were successful in obtaining additional assurances on the Right of First Refusal Agreement and a lower royalty rate on one aspect of the License Agreement.


Upon reconvening, the representatives from Bridgeford described in detail to the Directors the projected pro forma financial impact of the proposed transaction with Supreme. Bridgeford indicated that, during the prior three year period when the Company had reported losses, its Common Stock had generally traded at prices close to the Company's book value. Bridgeford's pro forma analysis indicated that the Company's stockholders' equity would increase significantly as a result of the proposed transactions. Bridgeford concluded that if Munsingwear's Common Stock continued to be valued by the stock market on the basis of book value per share, the Company's market value would increase. Bridgeford's pro forma analysis also indicated that the proceeds from the proposed transaction with Supreme would significantly deleverage the Company's balance sheet. Consequently, Munsingwear's debt service burden would likewise be reduced and the Company's financial resources freed up to expand the Premium Business, to distribute a dividend to stockholders, or to explore other alternatives.

Bridgeford then orally reported that, in its opinion, the consideration to be received by Munsingwear from Supreme for the sale of the Retail and Professional Golf Businesses to Supreme, and the assumption of certain related liabilities in accordance with the Agreement, would be fair to the Company from a financial point of view. See "Fairness Opinion Discussion" below. Following further extensive discussion, the Munsingwear Board of Directors unanimously approved and authorized the execution of the Agreement, the Management Agreement and the Right of First Refusal Agreement with Supreme and the execution of the License Agreement upon closing of the transactions contemplated by the Agreement.

The directors of Munsingwear believe that the sale of these assets to Supreme is fair to and in the best interests of Munsingwear and its stockholders given (i) the significant premium over book value that Supreme is willing to pay (the $18 million purchase price represents an approximate $14 million premium over the book value of the tangible and intangible assets purchased from the Company as of July 6, 1996); (ii) the increase of approximately $9 million in net book value of the Company following the transaction and implied increase in value of a share of Common Stock; (iii) the historic and projected operating loss of the Company; and (iv) the absence of a viable alternative following an extensive search. The Board of Directors of Munsingwear has unanimously approved the Agreement and recommends that the stockholders vote in favor of the proposal to approve the Agreement.



FAIRNESS OPINION DISCUSSION
Following its engagement by the Munsingwear Board of Directors on November 1, 1995, Bridgeford undertook an analysis of the feasible strategic alternatives that were available to the Company to enhance stockholder value in light of the Company's financial condition and recent financial performance. These alternatives included the sale of the entire Company, exiting the Retail and Professional Golf Businesses through liquidation, and divesting the Retail and Professional Golf Businesses. Bridgeford made several presentations to the Board presenting the results of its analysis.

At the May 22, 1996 Munsingwear Board Meeting, Bridgeford was asked to give an oral opinion as to whether the consideration to be received by Munsingwear from Supreme for the sale of the Retail and Professional Golf Businesses to Supreme and the assumption of certain related liabilities in accordance with the Agreement would be fair, from a financial point of view, to the Company. Subsequently, Bridgeford was requested to confirm its opinion in writing. In response, it has prepared and delivered the written opinion included in Exhibit C.

In preparing its opinion, Bridgeford reviewed and analyzed: (i) the proposed Purchase and Sale Agreement (including the exhibits thereto); (ii) certain publicly available business, financial and trading information relating to the Company, as well as the retail golf apparel and related industries; and (iii) certain other information, including financial projections made jointly with management and various valuation analyses which Bridgeford believed to be relevant to its inquiry. It also participated in discussions among representatives of the Company and Supreme and their legal advisors. In addition, Bridgeford held discussions with Munsingwear's management concerning the Company's operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as Bridgeford deemed appropriate.

The following is a brief summary of Bridgeford's valuation analysis of the Retail and Professional Golf Businesses presented to the Board throughout the strategic review process:

DISCOUNTED CASH FLOW ANALYSIS. In conjunction with management, Bridgeford developed long-range revenue projections for Munsingwear's retail industry segment. In this analysis, Bridgeford adjusted manufacturing costs to reflect the median industry, as well as a potential buyer's average costs rather than the Company's actual costs. Bridgeford made these adjustments because its analysis indicated that Munsingwear's actual manufacturing costs were significantly higher than the industry average and, in Bridgeford's opinion, these adjustments would likely be made by potential acquirors in valuing the Retail and Professional Golf Businesses. Bridgeford analyzed cases in which the median and marginal operating cost structures were applied to Munsingwear's budgeted 1996 sales of the Retail and Professional Golf Businesses. These cases were used to determine the potential value to an optimal acquiror, which was defined as one with a comparable retail apparel business but with a larger scale and stronger offshore sourcing capabilities. Munsingwear's 1996 sales by the Retail and Professional Golf Businesses were assumed to grow over the next five years at the growth rate projected by equity research analysts for the optimal acquiror. Bridgeford calculated the present value of the future streams of unleveraged, after-tax cash flows of the business over a five-year period. Bridgeford calculated terminal values for the Retail and Professional Golf Businesses based on different multiple ranges ("Terminal Value Multiples") of projected fiscal 2001 earnings before interest, taxes, depreciation and amortization ("EBITDA"). Bridgeford used Terminal Value Multiples of 4.5x -- 7.5x and discount rates of 11.0% to 14.0%. The range of growth and discount rates assumed in Bridgeford's valuation analyses was based on Munsingwear's weighted average cost of capital, as well as Bridgeford's judgment as to the inherent risks of the Company and the apparel industry. Bridgeford also valued the present value of the future streams of unleveraged, after-tax cash flows using the perpetuity methodology. Bridgeford's perpetuity methodology assumed annual growth rates of unleveraged after-tax cash flows of between 2.0% and 4.0% into perpetuity and discount rates of 12.0% to 13.0%. Such multiples and rates were determined on the basis of an analysis of comparable companies and on several assumptions regarding factors such as the inflation rate, interest rates, the inherent risks of the Company and the industry, and the cost of capital. Based on Bridgeford's judgment as to the appropriate multiples and discount rates to be applied to the Retail and Professional Golf Businesses, the foregoing analysis implied a range of values of approximately $16 to $26 million, excluding the licensing agreements.

In addition to valuing the Munsingwear brand's future earnings, Bridgeford performed three analyses to approximate the value of the Munsingwear trademarks and trade names separately from the ongoing business: (i) a valuation based on a comparison with apparel industry standards; (ii) a valuation based on industry stock price movements; and (iii) a valuation based on the premium generated by the brand names.

VALUATION BASED ON COMPARISON WITH APPAREL INDUSTRY STANDARDS. Since 1992, Financial World has conducted an annual valuation of the leading apparel brands with the assistance of a leading brand valuation expert, London-based Interbrand. Munsingwear was not among the apparel companies valued by Interbrand in its study, but the results of relatively comparable brands could be used as a methodology to value the Retail and Professional Golf Businesses. The analysis is based on a formula that multiplies brand net income by the Interbrand "strength multiplier" for each company analyzed to determine brand value. Interbrand determines these earnings "strength multipliers" by focusing on seven areas for each brand: leadership, stability, market, internationality, trend, support and protection. Bridgeford used the average, median and weighted average (based on sales) ratio of brand value to brand sales of a group of relatively comparable apparel brands multiplied by Munsingwear's 1996 budgeted sales by the Retail and Professional Golf Businesses. The group of comparable apparel brands included Hanes, Fruit of the Loom, Adidas, Timberland and Champion. While these brands are not necessarily exact comparables to Munsingwear, particularly given their varying products and operating margins, they represent approximate benchmarks for an Interbrand valuation of the Company. This analysis generated a valuation in the range of $9 to $15 million.

VALUATION BASED ON INDUSTRY STOCK PRICE MOVEMENTS. Another approach to value the Munsingwear brands uses the Company's stock price as a measure, based on a premise that the equity markets will adjust the price of a public company to reflect the future prospects of its brands. The analytic model, which values brand equity or value as a percentage of a company's tangible assets, was developed by two University of Chicago professors based on 1985 data for 638 publicly-traded companies. In the model, the replacement costs of a company's tangible assets, including plant, property and equipment, inventories and cash, are subtracted from the equity market valuation. The balance, intangible assets, is divided into three categories: the value of brand equity, the value of non-brand factors (i.e, research and development and patents), and the value of industry factors (regulation and concentration). Brand equity is assumed to be a function of the age of a brand and its order of entry into its respective market, the cumulative advertising, and the current state of industry advertising. This model which indicated a 61% ratio of brand equity to tangible assets indicates a value in the range of $15 to $17 million.


VALUATION BASED ON THE PRICE PREMIUMS GENERATED BY THE BRAND NAME. This analysis quantifies the premiums generated by the brand name in the retail marketplace by measuring the price premium attached to a particular brand through observing the price differences in the market between name brands and private label products. Given that a price premium can be obtained, the value of the brand name in a given year would be that price differential multiplied by the unit sales volume. Discounting these cash flows over a reasonable time period provides one reasonable method for valuing the Munsingwear brand. Bridgeford conducted an informal price survey of Munsingwear knit shirts versus private label shirts, noting the price premiums often charged by retailers for the Munsingwear product. Bridgeford was unable to generate sufficient objective data regarding price premiums between private label and Munsingwear products to conduct an analysis and consequently did not rely on this valuation methodology in its final analysis.


In arriving at its opinion, Bridgeford assumed and relied upon the accuracy and completeness of the financial and other information furnished to it without independent verification. Bridgeford has not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company. Bridgeford's opinion is necessarily based upon the particular market and economic situation of the Company and on other conditions as they exist on, and can be evaluated as of, the date of the Fairness Opinion. Bridgeford did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Bridgeford believes that its analyses must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying this opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.

Bridgeford is an independent U.S. financial advisory firm, which is owned by The Industrial Bank of Japan, Ltd., the largest long-term credit bank in Japan. Bridgeford advises a select group of U.S. and multinational clients on financial and financing strategies and valuation with respect to mergers, acquisitions and divestitures in public and private markets worldwide. Bridgeford and its professionals have substantial experience in rendering fairness opinions used in merger and acquisition transactions, recapitalizations and other purposes. Bridgeford is a registered member of the National Association of Securities Dealers.


Pursuant to an engagement letter dated November 1, 1995, Bridgeford was retained by the Company as its exclusive advisor in connection with strategic planning and restructuring alternatives to enhance stockholder value. Under the Bridgeford engagement letter, Bridgeford will be paid a percentage of any consideration received by the Company as a result of certain defined transactions which include, the proposed sale to Supreme and the completed sale to ITOCHU. This percentage varies with the magnitude of total consideration received as follows: $250,000 on the first $5 million or fraction thereof, plus 4.0% on the amount between $5 and $10 million, plus 3.0% on the amount between $10 and $15 million, plus 2.0% on the amount between $15 and $20 million, plus 1.0% on the amount between $20 and $25 million. In addition, Bridgeford will receive a $150,000 fee for the rendering of the Fairness Opinion, but this amount may be reduced in the event the Remaining Business is sold. Based on the sale of assets to ITOCHU and Supreme and rendering the Fairness Opinion, Bridgeford will receive an aggregate fee of $880,000 plus reimbursement of expenses incurred.


DISADVANTAGES OF THE AGREEMENT
Munsingwear's Board of Directors believes that the principal disadvantage of the Agreement to Munsingwear stockholders is that stockholders will not be able to maintain their interest as stockholders in the Retail and Professional Golf Businesses, nor have the opportunity to profit from any future growth, if any, in such businesses. Although it has been the objective of Munsingwear's management to develop the Company as a significant participant in these businesses and to reach profitability, the Board of Directors believes that the ability to accomplish these objectives is uncertain because of, among other things, the extremely competitive environment in the retail and professional golf industries, the significant amount of capital investment needed to reach the critical mass required to be a meaningful source of supply to retailers and the need for significant expansion of worldwide sourcing capability. See "Selected Financial Data."



RIGHT OF FIRST REFUSAL AGREEMENT
Concurrent with execution of the Agreement, Munsingwear and Supreme also entered into a Right of First Refusal Agreement pursuant to which Munsingwear granted to Supreme a right of first refusal to acquire Munsingwear's Premium Business or the trademarks being sold to ITOCHU in the event those trademarks and licenses were not sold to ITOCHU. Supreme has the right to purchase these assets at a price of 110% of the amount of a bona fide offer from a third party. The Right of First Refusal Agreement will terminate if the transaction contemplated by the Agreement does not close. If the closing occurs, the Right of First Refusal Agreement will remain in effect until the earlier of twenty years or the termination of the License Agreement.



MANAGEMENT AGREEMENT
Concurrent with execution of the Agreement, Munsingwear and Supreme entered into a Management Agreement under which Supreme agreed to immediately assume responsibility for operations of the business related to the assets being purchased immediately upon execution of the Agreement. The Management Agreement specifically provides that Supreme will manage the sale of Munsingwear's Fall and Holiday Retail and Professional Golf Businesses lines, including the management of Munsingwear's sales force and assistance in collection of outstanding Munsingwear accounts receivable. Munsingwear has maintained the right to sell all remaining inventory on hand as of the Closing to Supreme at Supreme's average cost for similar products, or, at Munsingwear's election, Munsingwear may continue to sell the inventory for a period of 90 days following the Closing, subject to a right of Supreme to purchase these products during the 90-day period at the price a third party is willing to pay. The Management Agreement will terminate upon the Closing or other termination of the Purchase and Sale Agreement.


TERMS OF THE AGREEMENT
The following description of the Agreement is a summary and is qualified in its entirety by reference to the complete text of the Agreement, which is attached hereto as Exhibit A and is incorporated herein by reference. Any defined terms used in this summary shall have the meanings set forth in the Agreement.



TRANSFER OF ASSETS AND PAYMENT OF THE PURCHASE PRICE. Under the Agreement, Munsingwear will sell and transfer certain assets to Supreme and Supreme will pay a Purchase Price at the election of Supreme of (a) $18 million in cash payable at the Closing, or (b) $18.4 million payable $9.0 million in cash at the Closing and $9.4 million by an interest bearing senior note payable six (6) months after the Closing, secured by an irrevocable letter of credit issued by NationsBank, N.A., or a comparable financial institution, or other security, reasonably satisfactory to Munsingwear, which letter of credit or other security may be utilized as the sole collateral for a non-recourse loan from NationsBank, N.A. to Supreme immediately following the Closing in the amount of $9 million. If Supreme elects alternative (b), Munsingwear would be able to access the entire $18 million by using the secured note as collateral for a $9 million loan. Munsingwear has received a good faith deposit in the amount of $1 million to be applied and credited toward the total purchase price. Munsingwear has agreed to deposit $350,000 of the purchase price into an escrow account at the time of closing to cover the costs incurred in connection with a certain trademark litigation which Supreme has agreed to assume (including the costs of settlement or the satisfaction of any judgement relating thereto). If the litigation has not been resolved by December 31, 1996, Supreme will obtain control of the litigation and the escrow account.



ASSETS TO BE TRANSFERRED. The assets to be sold and transferred by Munsingwear include substantially all of Munsingwear's interest in common law and registered trade names and trademarks worldwide (but excluding the trademarks and trade names for the Peoples Republic of China, Vietnam, Macau and such other "Excluded Trademarks" as have previously been sold), customer lists and records for the Retail and Professional Golf Businesses, rights in and to existing and pending license agreements and related cash royalty income payable after the Closing, advertising materials related to the Retail and Professional Golf Businesses, certain design archives and equipment, embroidery disks, records relating to the Retail and Professional Golf Businesses, copyrights associated with any of the assets being acquired by Supreme and trademark sourcing and license sourcing rights. Under the Agreement, Supreme will acquire Munsingwear's rights in the corporate name "Munsingwear" and it is a condition to consummating the Agreement that Munsingwear change its corporate name.



ASSETS RETAINED BY MUNSINGWEAR. All other assets of the Company are excluded from the sale, including the Company's license rights for the Premium Business, the Fairmont, North Carolina manufacturing plant and equipment, the "Excluded Trademarks" (certain trademarks previously sold to ITOCHU and other parties), all of Munsingwear's accounts receivable incurred prior to the Closing or related to certain inventory, all of the Company's inventory, the Minneapolis, Minnesota headquarters and equipment, the Company's New York office and the Company's professional golf endorsement contracts.




LIABILITIES TO BE ASSUMED. Except for liabilities arising from the licenses included in the Retail and Professional Golf Businesses and certain trademark litigation in which Munsingwear is a party, Supreme is not assuming any liabilities or obligations of Munsingwear. With respect to the trademark litigation, Supreme is only assuming the fees and costs of such litigation incurred after the Closing. Munsingwear has agreed to deposit $350,000 of the purchase price into an escrow account at the time of closing to cover the costs incurred in connection with a certain trademark litigation which Supreme has agreed to assume (including the costs of settlement or the satisfaction of any judgement relating thereto). If the litigation has not been resolved by December 31, 1996, Supreme will obtain control of the litigation and the escrow account.


CLOSING DATE. If the sale to Supreme pursuant to the terms set forth in the Agreement are approved by Munsingwear stockholders at the Annual Meeting, and all other conditions of the Agreement are met, the Closing Date of the sale shall be as soon as practicable after the Annual Meeting, but in no event later than September 30, 1996.



REPRESENTATIONS AND WARRANTIES. In the Agreement, Munsingwear has made various representations and warranties to Supreme concerning, among other matters, the corporate status of Munsingwear and Munsingwear's authorization to enter into the Agreement and related transactions, ownership of assets (including Munsingwear's interests in various licenses), maintenance of customer relationships, ownership of intellectual property, existence and status of licenses, absence of unpaid liability under any Benefit Plan (as defined in the Agreement), completeness and accuracy of Munsingwear's financial statements, absence of certain changes to the assets being purchased, liabilities, financial condition or operation of the business acquired by Supreme, filing of tax returns and payment of taxes, accuracy of SEC filings, absence of violations, breaches, or defaults of the Certificate of Incorporation or Bylaws, absence of any judgment, decree or order, compliance with laws, existence of litigation, receipt of consents required for the Agreement, use of brokers, descriptions of advertising materials, and general accuracy of representations and warranties.

Among the representations and warranties made by Supreme in the Agreement are those concerning Supreme's corporate status, authorization to enter into the Agreement, receipt of required consents, absence of violations, breaches or defaults of its Articles of Incorporation or Bylaws and absence of brokers.



COVENANTS. Munsingwear has made various affirmative covenants in the Agreement including, among others, covenants concerning operation of Munsingwear's business prior to the Closing Date, Munsingwear's right to enter into any transactions prior to the Closing Date relating to any portion of its business other than the Retail and Professional Golf Businesses (subject to the rights granted by Munsingwear to Supreme in the Right of First Refusal Agreement), preparation and filing with the Federal Trade Commission and United States Department of Justice of the Notification and Report Form under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Filing"), nondisclosure of confidential information regarding the use of the assets being purchased by Supreme, preparation of audited financial statements within sixty
(60) days following the Closing for such periods as required by Regulation S-X promulgated by the Securities and Exchange Commission, supply of Munsingwear financial statements prepared in the ordinary course of business through the Closing Date, calling of a Munsingwear meeting of stockholders to be duly called and held on or before September 30, 1996, for the purpose of voting on the approval and adoption of the Agreement and the transactions contemplated thereby, action by the directors of Munsingwear, subject to their fiduciary duties as advised by counsel, recommending approval and adoption of the Agreement and the transactions contemplated thereby, use of best efforts to ensure orderly transition of customers, delegation of costs relating to the termination of employment of Munsingwear employees to Munsingwear (except for employees hired by Supreme), payment by Munsingwear of any taxes resulting from consummation of the sale, proration at the Closing Date of all charges, if any, assessed by law against the owner of the assets being purchased by Supreme, joint review of mail, payments, deliveries or other correspondence after the Closing, change of Munsingwear's corporate name concurrent with the Closing, and grant by Munsingwear to Supreme of reasonable access to the records of Munsingwear to allow Supreme to conduct its due diligence investigation.


Supreme agreed to prepare and file its HSR Filing with the Federal Trade Commission and with the Justice Department. Supreme also agreed to not use for its own benefit or disclose or communicate or divulge confidential information regarding Munsingwear's Premium Business and to provide Munsingwear with a list of Munsingwear's employees whom Supreme wishes to hire not less than ten (10) days before the Closing Date.

LICENSE AGREEMENT. Munsingwear and Supreme have agreed to enter into a License Agreement as of the Closing in the form attached to the Agreement. The License Agreement will grant Munsingwear an exclusive license to manufacture or have manufactured, market and sell knit shirts, pants, footwear, headwear, woven shirts, outerwear, rainwear and footwear, all bearing the Munsingwear brand and Penguin logo by label or tag solely inside the garment, packaging or advertising, in the Advertising Specialty Incentive, Uniform and Specialty Distributor Markets (as previously defined as the "Premium Business"). Munsingwear will have the ability to manufacture these products anywhere in the world and to sell the products in the Advertising Specialty Incentive, Uniform and Specialty Distributor Markets in the United States and Canada. The term of the license differs with respect to the type of licensed product. Generally, the term for the knit shirt products is 20 years and the term of the other products is five years. There will be no royalty obligation to Supreme on the knit shirt products until August 2001, unless net sales exceed $50 million in one year, at which time Munsingwear would be obligated to pay a standard royalty on net sales in excess of $50 million. After August 2001, Munsingwear must pay a standard royalty for net sales of all knit shirts bearing the licensed trademarks. There is a minimum royalty for each of the other licensed products, which increases each year during the term of the License Agreement.

CONDITIONS OF CLOSING; TERMINATION. The Agreement provides that the obligations to consummate the sale of assets are subject to certain conditions. The representations, warranties and covenants of each party must be true and correct as of the Closing Date and each of the obligations of each party to be performed on or before the Closing Date must be performed in all material respects.

The obligations of each party to consummate the sale of assets are further conditioned upon (i) approval of the transaction by the directors and the stockholders of Munsingwear and by directors of Supreme; (ii) the receipt of all consents required from any third party; (iii) expiration of any applicable waiting period for the HSR filing, which condition has now been met; (iv) satisfactory completion of a due diligence examination by Supreme, which condition has now been met; (v) absence of material adverse changes to Munsingwear; (vi) absence of any injunctions, orders or other decrees of any court or governmental body or any material pending or threatened litigation or proceeding prohibiting consummation of the transactions; and (vii) delivery by Munsingwear to Supreme of such agreements and instruments necessary for the purpose of reflecting on the records of any applicable governmental agency the transfer of those registered trademarks and pending applications included in the Assets purchased.


The Agreement may be terminated and the transactions contemplated therein abandoned at any time (i) upon mutual consent of Supreme and Munsingwear; (ii) by Supreme and Munsingwear, if the Agreement is not consummated on or before September 30, 1996 provided that if any party has breached or defaulted with respect to its obligations under the Agreement, such party may not terminate the Agreement and the other party to the Agreement may, at its option, enforce its rights against such breaching or defaulting party and seek any remedies against such party; (iii) by Supreme, if, as of the Closing Date, any of the conditions to Closing have not been satisfied in any material respect by Munsingwear; (vi) by Munsingwear, if, as of the Closing Date, any of the conditions to Closing have not been satisfied in any material respect by Supreme; (v) by either party, if there should be any law or regulation that makes consummation of the Agreement illegal or prohibited; (vi) by either party, if there has been any material breach on the part of the other of the representations, warranties or agreements contained in the Agreement which cannot be or have not been cured within 10 days after written notice by the party asserting the material breach,
(vii) by Supreme, upon the occurrence of any of the following events (a "Trigger Event"): (a) Munsingwear shall have entered into or shall have publicly announced its intention to enter into an agreement or an agreement in principle with respect to any proposal to acquire all or any significant part of the Assets being sold to Supreme pursuant to this Agreement; or (b) the Board of Directors of Munsingwear shall have withdrawn or materially modified its approval or recommendation of the Agreement.


Upon the occurrence of a Trigger Event, Munsingwear shall pay Supreme the sum of $1 million in addition to returning Supreme's $1 million deposit upon receipt of a written request from Supreme following the occurrence of the Trigger Event.

Upon termination, the Agreement shall become void and of no effect with no liability on the part of either party except as provided for therein.

MUNSINGWEAR INDEMNIFICATION. Munsingwear has agreed to indemnify, defend and hold harmless Supreme against claims (including interest, penalties and reasonable attorney's fees) suffered or incurred by Supreme which arise, result from or relate to (i) any breach of, or failure by Munsingwear to fulfill or perform any of its representations, warranties, covenants or agreements in the Agreement, or in any exhibit, schedule or other instrument furnished under the Agreement, (ii) the operation or conduct of the Retail and Professional Golf Businesses through the Closing Date, or (iii) any of the liabilities or obligations of Munsingwear which are not expressly assumed under the Agreement. Indemnification shall not be payable by Munsingwear unless and until the aggregate amount of all claims by Supreme exceed $250,000 and unless the claims are received by Munsingwear prior to the expiration of 18 months from the Closing Date. Munsingwear's indemnification obligations shall be limited to $5 million in total payments for all claims made by Supreme.

SUPREME INDEMNIFICATION. Supreme has agreed to indemnify, defend and hold harmless Munsingwear against claims (including interest, penalties and reasonable attorney's fees) suffered or incurred by Munsingwear which arise, result from or relate to any breach of or failure of Supreme to fulfill or perform any of its representations, warranties, covenants or agreements under the Agreement, or in any exhibit or other instrument furnished or to be furnished under the Agreement. Indemnification shall not be payable by Supreme unless and until the aggregate amount of all claims for indemnification by Munsingwear exceed $250,000 and unless the claims for indemnification are received by Supreme prior to the expiration of 18 months from the Closing Date. Supreme's indemnification obligations shall be limited to $5 million in total payments for all claims made by Munsingwear.


CHANGE OF NAME
Supreme has required, as a condition precedent to the sale of assets under the Agreement, that the Company change its name to a name that does not include the word "Munsingwear," any derivative or imitation thereof or any of the trademarks being sold to Supreme, any derivative or imitation thereof, or any name deceptively similar to these words. The Board of Directors has approved and is requesting stockholder approval of a proposed amendment to the Company's Certificate of Incorporation in the form attached hereto as Exhibit B, to change its name to "PremiumWear, Inc.," a name the Company's Board believes appropriately describes the Remaining Business which may be conducted by the Company after the Closing Date.

The change in name will not affect, in any way, the validity or transferability of stock certificates now held by existing stockholders, nor will the change affect the Company's capital structure in any way.

BUSINESS OF SUPREME
Supreme International Corporation designs, imports and markets fashion-oriented moderate and better men's and boys' sportswear under the brand names Natural Issue(R), Textures by Natural Issue(tm), Albert Nipon, Feldini(R), Gianfranco Ruffini(R), Career Club(R), CC Sport(R), Monte Carlo(tm), Tippos, and others. Supreme's products are sold to department stores, chain stores and specialty retail stores throughout the United States and Puerto Rico.



OPERATION OF MUNSINGWEAR AFTER THE CLOSING DATE
If the sale to Supreme is consummated, it is intended that management will conduct a liquidation of the inventory of the Retail and Professional Golf Businesses (which is not being sold to Supreme), and collect accounts receivable (which are not being assumed by Supreme). The proceeds of these activities, as well as the proceeds from the sale to Supreme, are expected to yield approximately $24 million, $1 million of which was deposited with Munsingwear upon execution of the Agreement and used to pay down bank debt. The Company currently expects to use approximately $7 million of such proceeds to pay off other liabilities, including remaining bank debt and transaction costs related to the sale of the Retail and Professional Golf Businesses, to retain between approximately $1 million and $4 million for working capital purposes (in addition to approximately $9.8 million of net assets retained by the Premium Business), and to distribute between $12 million and $15 million ($5.83 to $7.29 per share, assuming no exercise of outstanding stock options prior to the distribution) of the remaining proceeds to the Munsingwear stockholders, the actual amount dictated by the working capital needs of the Premium Business, if any, as of the closing of the Agreement and the availability of bank financing to support the Premium Business. Such distribution will occur within 180 days of the date of the Annual Meeting, the precise date depending on certain income tax factors, and, pending such distribution, an amount of cash sufficient to effect the distribution will be held in a separate account. The total proceeds, transaction costs and other related liabilities are estimates based on the Company's financial statements as of July 6, 1996 and assumptions as to the forecasted activity between that date and the anticipated closing date of the sale to Supreme, as well as forecasted proceeds from the liquidation of inventory and collection of accounts receivable. Actual results will likely differ from these estimates and will directly affect the actual amount of cash available for distribution to stockholders. See "Federal Income Tax Consequences" and "Cautionary Statement."

Munsingwear is currently in preliminary discussions with several potential buyers for the Remaining Business. However, the Company will continue to consider alternatives for the Remaining Business to maximize stockholder value, including the potential operation of the Remaining Business in the event a suitable strategic offer is not received. The Premium Business represented approximately $16 million, or 31%, of the Company's total net sales for the year ended January 6, 1996 and approximately $12.4 million, or 38% of the Company's total net sales for the six months ended July 6, 1996. Since it entered into the Premium Business in 1993, the Company has experienced dramatic sales growth which management expects to continue throughout 1996. The Premium Business consists primarily of three types of customers: numerous Advertising Specialty Incentive (ASI) customers (distributors of business incentive products) who make purchases for "at once" delivery, often in small quantities such as 24 to 96 units; Specialty Distributors who purchase large quantities throughout the year, generally based on forecasts provided periodically and who also service the ASI customer base; and companies who purchase merchandise for uniforms, which generally consist of "shelf stock" styles that are customized through color, styling, embroidery and other processes. The Company manufactures approximately 75% of Premium Business merchandise domestically and 25% of product is sourced offshore.

In the event the Company does not sell the Remaining Business and instead continues its operations, the Company will seek a bank line of credit to support the operations. The Company's current lender has indicated that it does not intend to continue offering a credit facility for the Remaining Business following the closing of the Supreme transaction and the pay-off of current debt. Consequently, the Company has begun the process of securing another lender, but no commitment has been obtained. If the Company cannot obtain a suitable line of credit, the Company intends to retain closer to $4 million for working capital (to supplement approximately $9.8 million of net assets retained by the Remaining Business) and to distribute approximately $12 million to the stockholders. See "Cautionary Statement."



INTERESTS OF CERTAIN PERSONS IN THE AGREEMENT
No executive officer of Munsingwear was offered employment with Supreme in connection with execution of the Agreement. Certain of the present directors of Munsingwear hold a significant number of shares of Munsingwear Common Stock either directly or indirectly, and will receive their pro rata share of any distribution made to stockholders. See "Security Ownership of Certain Beneficial Owners, Directors and Executive Officers."

Under Section 145 of the Delaware General Corporation Law, a Delaware business corporation has the power to indemnify a person made or threatened to be made a party to a proceeding by reason of the person's former or present capacity as a director, officer, employee or agent against judgments, penalties, fines and reasonable expenses, including attorneys' fees incurred by the person in connection with the proceeding, if the person: (i) acted in good faith; and (ii) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (iii) in other cases, reasonably believed that the conduct was in the best interests of the corporation or that the conduct was not opposed to its best interests. The Bylaws of Munsingwear authorize indemnification of such persons to the fullest extent authorized by the Delaware General Corporation Law. Assuming Munsingwear's officers and directors met the standards for indemnification, they would be entitled to indemnification by Munsingwear for acts or omissions in connection with the Agreement.


VOTE REQUIRED
Under the Delaware General Corporation Law, the Agreement must be approved by the holders of a majority of the outstanding shares of Munsingwear Common Stock entitled to vote. The directors and officers of Munsingwear, together with their affiliates, own an aggregate of approximately 35% of the outstanding shares of Munsingwear Common Stock and exercisable options representing approximately 8% of the fully diluted outstanding shares. Each director and executive officer and their affiliates have indicated an intention to vote to approve the Agreement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AGREEMENT TO SELL ITS ASSETS TO SUPREME AND APPROVE THE CHANGE OF NAME OF THE COMPANY IN CONNECTION WITH THE SALE.


                            SALE OF OTHER TRADEMARKS

Prior to and concurrent with the negotiation of the Supreme transaction, Munsingwear was negotiating a proposed letter of intent with ITOCHU Corporation, Toyobo Co., Ltd. and Descente Ltd. On June 14, 1996, the Company, ITOCHU Corporation, Toyobo Co., Ltd. and Descente Ltd. executed a Purchase Agreement for the sale of all of the Company's interest in the Munsingwear, Grand Slam and Penguin marks in the People's Republic of China, Vietnam and Macau for a purchase price of $5 million in cash. The closing of this transaction occurred on June 28, 1996 and the proceeds were used to reduce bank debt of the Company. These purchasers acquired the exclusive right to use the trade name "Munsingwear" in these territories. The Company reserved certain rights to manufacture or have manufactured for export goods bearing the same trademark in these territories.

The Company, ITOCHU Corporation, Toyobo Co., Ltd. and Descente Ltd. also entered into an Exclusive License Agreement for the Munsingwear, Grand Slam and Penguin marks in the U.S. territories of Guam and the Northern Mariana Islands. Munsingwear also reserved certain manufacturing rights in the License Agreement. There will be no royalty obligations with respect to the Exclusive License Agreement.


                             ACCOUNTING TREATMENT


The sales of assets to Supreme and ITOCHU will be accounted for by Munsingwear as dispositions of assets and any cash distribution to stockholders as a return of capital or a dividend, in accordance with generally accepted accounting principles. See "Federal Income Tax Consequences."



                       FEDERAL INCOME TAX CONSEQUENCES


The Company plans to distribute a dividend of between $12 million and $15 million (between $5.83 and $7.29 per share, assuming no exercise of outstanding stock options prior to distribution) to stockholders within 180 days of the date of the Annual Meeting. In connection with the proposed distribution to stockholders, the Company hired Arthur Andersen LLP to advise it of the tax implications of the proposed stockholder distribution. Arthur Andersen LLP was selected by the Company because it is a nationally recognized expert in tax matters and because it currently serves as the Company's independent public accountants. As such, Arthur Andersen LLP prepares the Company's tax returns, assists with other tax planning matters and is familiar with the Company's financial operations. The Company has had no other material relationship with Arthur Andersen LLP and its affiliates during the preceding two years, other than miscellaneous consulting services. The Company has been advised of the following by Arthur Andersen LLP, but the Company has not requested Arthur Andersen LLP to render a tax opinion with respect to this matter.

The following summary contains a description of the material United States federal income tax considerations for Munsingwear and Munsingwear stockholders with respect to the proposed sale to Supreme. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions in effect on the date of this Proxy Statement, all of which are subject to change. This summary does not discuss any aspect of state, local or foreign taxation and does not discuss all the tax considerations that may be relevant to particular Munsingwear stockholders in light of their personal investment circumstances, or to certain types of stockholders that may be subject to special tax rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in stock or securities, and foreign corporations and individuals who are not citizens or residents of the United States. The discussion with respect to Munsingwear stockholders is limited to those stockholders who have held the Munsingwear Common Stock as "capital assets" within the meaning of Section 1221 of the Code.


DISTRIBUTION OF CASH TO STOCKHOLDERS
The receipt of cash by Munsingwear stockholders will be a taxable transaction for federal income tax purposes. However, the timing of the distribution will affect whether the proceeds are treated as a dividend, which will be taxable as ordinary income to the stockholders, or a return of capital, which will be applied to reduce the stockholders' basis in their Munsingwear stock, and any excess amounts will be taxable as capital gain income. If the distribution occurs in the same taxable year as the sale to Supreme, the Company's earnings and profits generated by the sale will cause the distribution to be treated as a dividend in its entirety. However, if the distribution occurs in a different taxable year than the year in which the sale occurs, the Company's accumulated earnings and profits deficit are sufficient to cause some, and possibly all, of the distribution to be treated as a return of capital for federal income tax purposes. The Company intends to maximize the amount of the distribution that will be treated as a return of capital to the shareholders. Consequently, if the Company is likely to sell the Remaining Business prior to the end of fiscal 1996, distribution of the cash will be delayed to follow such sale in order to allow distribution of the cash in the tax year following both transactions. The precise timing of such distribution will depend on the timing of any such sale of the Remaining Business. If the Remaining Business is not likely to be sold prior to the end of fiscal 1996, the Company may change its tax year-end to an earlier date in order to accommodate an earlier distribution of cash in next year's tax year. In no event will the cash be distributed later than 180 days following the date of the Annual Meeting. Pending such distribution, an amount of cash sufficient to effect the distribution to stockholders will be held in a segregated account which will be invested in short-term interest bearing securities.



CONSEQUENCES OF THE SALE TO THE COMPANY
Munsingwear has a net operating loss carryover as of January 6, 1996 for regular tax purposes of $35,300,000, which will begin to expire in 2002. This net operating loss carryover will offset the taxable gain from selling the assets to Supreme and ITOCHU for income tax purposes. However, a federal alternative minimum tax of approximately $460,000 (equal to 2% of the taxable gain) will be payable by the Company. In addition, approximately $150,000 in state income taxes will be payable by the Company as a result of these transactions. The income tax provision for financial reporting purposes is projected to be $2,919,000, which will result in a cash expenditure of $610,000 and reduction of the $2,309,000 income tax asset recorded on the January 6, 1996 balance sheet. After the sales to Supreme and ITOCHU, the net operating loss carryover for income tax purposes will be reduced to approximately $12,300,000. This net operating loss carryover will be available to shelter any future income from the Remaining Business, provided the Company does not undergo a 50% ownership change, as defined in the Code, over a moving three-year testing period. In the event the Remaining Business is sold prior to utilizing the net operating loss carryover, any taxable gain resulting from such a sale could be offset against the net operating loss carryover if no such ownership change has occurred. If an ownership change has occurred, utilization of the net operating loss to shelter the gain could be limited.

THE FOREGOING SUMMARY OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION IS FOR GENERAL INFORMATION ONLY. HOLDERS OF MUNSINGWEAR COMMON STOCK SHOULD CONSULT THEIR OWN ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF ANY DISTRIBUTION, INCLUDING THE APPLICATION OF THE PRINCIPLES DISCUSSED ABOVE, AS WELL AS THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

                         SELECTED FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL DATA OF MUNSINGWEAR
The following selected consolidated financial data as of and for each of the four fiscal years in the period ended January 6, 1996, and as of and for the two months ended January 4, 1992, and for the ten months ended October 29, 1991 have been derived from the consolidated financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The financial data as of and for the six months ended July 6, 1996 and July 8, 1995 have been derived from the unaudited financial statements of Munsingwear. In the opinion of Munsingwear's management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for the three months ended July 6, 1996 and July 8, 1995 have been reflected therein. Operating results for the six months ended July 6, 1996 are not necessarily indicative of the results that may be expected for the full year.



                                                                                                               PREDECESSOR
                                                                                                      TWO        COMPANY
                                  SIX MONTHS ENDED                  FISCAL YEAR ENDED                MONTHS    TEN MONTHS
                                -------------------   --------------------------------------------   ENDED        ENDED
                                 JULY 6,    JULY 8,  JANUARY 6,  JANUARY 7,  JANUARY 1,  JANUARY 2, JANUARY 4,  OCTOBER 29,
                                  1996       1995       1996        1995        1994        1993       1992        1991
                                --------   --------   --------    --------    --------    --------   --------    --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:


Net sales                       $ 32,717   $ 29,728   $ 51,512    $ 37,407    $ 37,635    $ 37,867   $  4,472    $ 31,127

Royalty income                     2,269      2,464      4,609       4,528       3,624       1,977        272         890

Cost of goods sold                26,389     23,347     42,714      30,029      28,783      26,832      3,294      22,633

Gross profit %                      19.3%      21.5%      17.1%       19.7%       23.5%       29.1%      26.3%       27.3%

Operating income (loss)            1,107      1,491     (1,074)       (128)        157       2,414       (100)      1,193

Net income (loss)                  3,087        556     (2,335)       (573)       (342)      1,241       (140)     54,714

Net income (loss) per share         1.48       0.27      (1.13)      (0.28)      (0.16)       0.59       (.07)         nm

Weighted average shares
outstanding                        2,086      2,066      2,066       2,066       2,093       2,093      2,092          nm

BALANCE SHEET DATA:

Inventories                     $ 10,259   $ 14,813   $ 14,641    $ 14,219    $  8,233    $  7,808   $  5,050

Total assets                      27,257     33,496     33,653      29,738      23,406      22,929     21,525

Long-term liabilities                331      1,792        351         550       2,469       1,290      1,530


Retained earnings (deficit)          938        556     (2,149)        186         759       1,101       (140)


Stockholders' equity              16,220     15,875     12,984      15,319      15,892      16,101     14,860

Dividends                             --         --         --          --          --          --         --



nm = not meaningful

UNAUDITED SELECTED PRO FORMA FINANCIAL DATA
The following table summarizes certain selected unaudited pro forma financial data for PremiumWear, Inc. (the name which will be adopted by Munsingwear, Inc. following the sale of assets to Supreme) which gives effect to the asset sale transaction; liquidation of related receivables, inventories and liabilities; and estimated stockholder distribution. See "The Agreement and Related Matters" and "Sale of Other Trademarks". Such pro forma data assumes the transaction had been effective on July 6, 1996 for the balance sheet data and as of January 8, 1995 for the statement of operations data. The unaudited pro forma data set forth in the following table is derived from, and should be read in conjunction with, the historical consolidated financial statements of Munsingwear, Inc., including the respective notes thereto, incorporated by reference into this Proxy Statement, and the pro forma financial information, including the notes thereto, appearing elsewhere herein. See, "Pro Forma Financial Information." The following pro forma financial data is presented for informational purposes only, and is not necessarily indicative of the results of the future operations of the remaining entity or the actual results that would have been achieved had the transactions been consummated prior to the periods presented.


                                         SIX MONTHS
                                            ENDED          YEAR ENDED
                                        JULY 6, 1996     JANUARY 6, 1996
                                        ------------     ---------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:

Net sales                                $12,447           $15,982

Cost of goods sold                         9,510            12,229

Gross profit %                              23.6%             23.5%

Operating income (loss)                      181            (1,354)

Net income (loss)                          2,948            (1,463)

Net income (loss) per share                 1.41              (.71)

Weighted average shares outstanding        2,086             2,066

BALANCE SHEET DATA:

Inventories                              $ 5,345

Total assets                              14,267

Long-term liabilities                        331

Retained earnings                            -0-

Stockholders' equity                       9,787

Dividends                                     --                --



                             CAUTIONARY STATEMENT

Certain financial information included in this Proxy Statement represent "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The following important factors, among others, could affect the Company's actual results and could cause the Company's actual amount available for distribution to stockholders to differ materially from that presented in this Proxy Statement: (i) the extremely competitive and volatile conditions that currently exist in the retail apparel marketplace could affect the proceeds anticipated from the collection of accounts receivable and the liquidation of inventories related to the sold business; (ii) actual transaction costs, income taxes and other related liabilities could differ from estimates, resulting in a reduction of estimated net proceeds; (iii) delays in the timing of the projected closing date of the sale to Supreme would delay paydown of bank indebtedness, which could cause the Company's line of credit borrowings to exceed funds available under the current bank line of credit agreement and cause management to seek other alternatives; and (iv) the inability to carry out marketing and sales plans in the Remaining Business would have a materially adverse impact on the Company's projections of capital needed to fund operations of the Remaining Business. The foregoing list should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



                   MARKET PRICES OF COMMON STOCK/DIVIDENDS

The Common Stock of Munsingwear is listed on the New York Stock Exchange under the symbol "MUN." The following table sets forth the high and low closing prices for the periods indicated:


QUARTER                              1ST       2ND       3RD      4TH
- -------                              ---       ---       ---      ---


1994
High                                  7         6 5/8     7 1/2    8 7/8
Low                                   5         4 1/2     4 7/8    6 1/2

1995
High                                  8 3/4     8 5/8     9 5/8    8 7/8
Low                                   6 7/8     6 7/8     7 7/8    6 1/4

1996 (through August 14, 1996)
High                                  9 1/4     9        10 1/4
Low                                   6 1/2     6 5/8     8 7/8

On May 21, 1996, the day immediately prior to the public announcement of the Agreement, the closing price for the Common Stock was $7.00. On August 14, 1996, the closing price for the Common Stock was $9.50.



As of August 1, 1996, the Company had 848 stockholders of record. The Company has not paid dividends on its Common Stock since fiscal 1980. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor.


                        OTHER PROPOSALS TO BE VOTED ON

                                PROPOSAL NO. 2
                            ELECTION OF DIRECTORS

Pursuant to the Company's Restated Certificate of Incorporation, as amended in connection with the Reorganization described below in "Reorganization," the Board of Directors is divided into three classes of directors, each director serving a three-year term. One-third of the directors belong to each class. Generally, each year only one class of directors is subject to stockholder vote. During the last fiscal year, the Board of Directors added three new members, Thomas D. Gleason, Kevin S. Moore and William J. Morgan. Each of the new directors has been assigned to an existing class of the Board. In addition to the election of the class nominated for a term ending in 1999, the Board of Directors is seeking stockholder election of the two new members appointed to the other two classes. Accordingly, Messrs. Benson, Gleason and Raskin have been nominated for election to a three-year term at the 1996 Annual Meeting, Mr. Moore has been nominated for election to a one-year term and Mr. Morgan has been nominated for election to a two-year term.

It is intended that proxies will be voted for the following nominees. The Company believes that the nominees will be able to serve; but should any of the nominees be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose.

The names and ages of the nominees and other directors and their principal occupations are set forth below, based upon information furnished to the Company by such persons. Unless otherwise indicated, each of the directors has held their respective identified positions for more than the past five years.

                                                                                             DIRECTOR
NAME AND AGE                        PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS               SINCE
- ------------                        --------------------------------------------               -----
NOMINATED FOR A TERM ENDING IN 1997:

Kevin S. Moore (41)       Vice  President  and Chief  Financial  Officer  of The Clark         1996
                          Estates,  Inc.  (investment  management  firm);  Director of
                          Hitox Corporation of America and Ducommun, Incorporated.

NOMINATED FOR A TERM ENDING IN 1998:

William J. Morgan (41)    President  and  director  of  Pacholder   Associates,   Inc.         1996
                          (registered investment advisor),  1984 to present;  Director of ICO, Inc.,  USF&G  Pacholder  Fund,  Inc.,  Duckwall Alco
                          Stores, Inc. and Kaiser Resources, Inc.

NOMINATED FOR A TERM ENDING IN 1999:

Keith A. Benson (52)      President  of Music  Stores  Division  of  Musicland  Stores         1993
                          Corporation  (retail  stores);  Director of Musicland Stores
                          Corporation.

Thomas D. Gleason (60)    Chairman of the Company's Board of Directors;  Vice Chairman         1995
                          of Wolverine World Wide, Inc.  (footwear  manufacturing  and marketing),  1993 through  April 17, 1996;  Chief  Executive
                          Officer of Wolverine World Wide, Inc. from 1972 to 1993.

Michael A. Raskin (71)    Private Investor and Business  Adviser;  Chairman of ACA Joe         1991
                          International (apparel manufacturer), 1983 to 1986; Chairman of Inmar Corporation  (marketing and distribution  company),
                          1981 to 1983; President of Joseph Magnin (apparel retailer),
                          1978 to 1980; Director of various private companies.

OTHER DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING AND
WHOSE TERMS EXPIRE IN 1997:

C.D. Anderson (55)        Chairman of Anderson Capital  Management,  Inc.  (investment         1991
                          management  firm);  Director/Trustee  of G.T.  Global Mutual
                          Funds;  Chairman  and  CEO,  Plantagenet   Holdings,   Ltd.;
                          Director of various private companies.

Mark B. Vittert (48)      Private Investor; Director of Lee Enterprises, Inc. and Dave         1994
                          & Busters, Inc.

OTHER DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING AND
WHOSE TERMS EXPIRE IN 1998:

Lowell M. Fisher (63)     President  and  Chief  Executive  Officer  of  the  Company,         1990
                          October,  1993  to   present;  President  of Chairman    and
                          CEO,  Inc.  (management  consulting  firm),  April  1990  to
                          October 1993; Chairman and Chief Executive Officer of 10,000
                          Holdings,  Inc. (retail auto parts stores),  January 1989 to
                          April 1990;  Senior Vice  President of the Company,  October
                          1987 to January 1989.


Gerald E. Magnuson (65)   Of Counsel to Lindquist & Vennum PLLP (law firm); Partner of         1982
                          Lindquist  &  Vennum  PLLP to  December  1994;  Director  of
                          Research,   Incorporated,   Sheldahl,  Inc.  and  Washington
                          Scientific Industries, Inc.


During the last fiscal year the Board of Directors met twelve times. Each director attended more than 75% of the meetings of the Board of Directors and any committee on which he served. Mr. Gleason was elected to the Board in July 1995 and Messrs. Moore and Morgan were elected in January 1996, following the close of the last fiscal year.

The Board of Directors has established three standing committees, the Audit Committee, the Compensation Committee and the Planning Committee. The Audit Committee, which met twice during the last fiscal year, is currently comprised of Messrs. Anderson (Chairman), Benson and Magnuson. Among other duties, the Audit Committee reviews the internal and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments. The Compensation Committee, which met once during the last fiscal year, is currently comprised of Messrs. Benson (Chairman), Magnuson, Raskin and Vittert. The Compensation Committee approves the compensation arrangements for senior management. The Planning Committee, which met three times during the fiscal year, is currently comprised of Messrs. Raskin (Chairman), Gleason and Fisher. Among other duties, the Planning Committee reviews and recommends general corporate policy and assists management in establishment of strategic direction for the Company. The Company does not have a nominating committee.

Prior to March 1, 1996, non-employee members of the Board of Directors were paid an annual fee of $12,000 plus $750 for each meeting of the Board and $500 for each committee meeting attended. Effective March 1, 1996, the Board of Directors reduced the compensation to a $10,000 annual fee plus $750 for each regular meeting of the Board, $500 for each committee meeting held more than 24 hours before or after a regular Board meeting, $150 for each committee meeting held within 24 hours of a Board meeting and $150 for each telephonic meeting. Mr. Gleason receives a fee of $41,667 per annum for serving as Chairman.

                                PROPOSAL NO. 3
                                DIRECTOR OPTIONS

BACKGROUND AND VOTE REQUEST
Under the Company's 1991 Stock Plan, which was merged with the 1992 Director Stock Option Plan by the stockholders on May 19, 1994, all members of the Company's Board of Directors who are not employees of the Company ("Non-Employee Directors") who are elected or re-elected as a director at an annual or special meeting of the stockholders or are serving an unexpired term as a director on the date of an annual meeting at which any other director is elected automatically receive five-year non-qualified stock options to purchase 5,000 shares of the Company's Common Stock with the exercise price equal to the fair market value of the Company's Common Stock on such date.

Thomas D. Gleason was appointed to the Company's Board of Directors in July 1995 at the first Board of Directors meeting following the 1995 Annual Meeting. However, Mr. Gleason attended the Annual Meeting of Stockholders held on May 24, 1995 and the Board of Directors meeting held that day. Because Mr. Gleason was not a member of the Board of Directors on the date of the 1995 Annual Meeting, he was not eligible to receive the automatic grant of non-qualified stock options for Non-Employee Directors. By September 1995, Mr. Gleason had devoted an equal amount of time to the Company as is expected of Non-Employee directors for an entire fiscal year. Accordingly, on September 22, 1995, the Board of Directors granted Mr. Gleason a non-qualified option outside of the 1991 Stock Plan to purchase 5,000 shares of the Company's Common Stock at the fair market value on the date of grant, which was $7.50 per share. This option will terminate five years following the date of grant or, if earlier, 30 days after termination of service as a Non-Employee Director, and will be exercisable at any time following the date of grant. The purchase price, payment terms, transfer restrictions and other similar provisions of employee stock options apply to this stock option.

On January 30, 1996, Mr. Gleason was appointed as the Chairman of the Board of Directors. The Board authorized the annual stipend described in Proposal No. 2 and granted him an additional five-year, non-qualified option outside the 1991 Stock Plan to purchase 10,000 shares of the Company's Common Stock at the fair market value on the date of grant, which was $7.50 per share, for additional services provided as Chairman of the Board.

The Corporate Responsibility Guidelines of the New York Stock Exchange require stockholder approval of all options granted to officers and directors of the Company prior to the listing of the shares. Accordingly, the Company is seeking stockholder approval of the options to purchase 15,000 shares granted outside of the 1991 Stock Plan to Mr. Gleason.


REGISTRATION WITH SEC
Upon approval of the director option proposal by the stockholders, the Company intends to file a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, covering the shares issuable upon exercise of Mr. Gleason's options.


VOTE REQUIRED
Stockholder approval of the option grant to Mr. Gleason requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL RELATING TO DIRECTOR OPTIONS.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
The following table shows, for fiscal years 1995, 1994 and 1993, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Lowell M. Fisher, Jr., the Company's Chief Executive Officer, and to each of the other executive officers of the Company who received more than $100,000 during the last fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                 ANNUAL COMPENSATION               COMPENSATION
                                      -----------------------------------------       AWARDS         ALL OTHER
                                                                  OTHER ANNUAL       OPTIONS        COMPENSATION
PRINCIPAL POSITION            YEAR    SALARY ($)    BONUS ($)   COMPENSATION(1)        (#)             ($)(2)
- ------------------            ----    ----------    ---------   ---------------        ---             ------
Lowell M. Fisher, Jr.         1995      175,000          --          3,039            35,000            3,703
 Chief Executive Officer      1994      178,798          --             --                --              644
                              1993       46,450          --             --           100,000(3)        64,148

David E. Berg                 1995      149,442          --             --             5,000            3,572
 Executive Vice President     1994           --          --             --                --               --
 of Sales and Marketing       1993           --          --             --                --               --

Richard Brokl(4)              1995      141,912          --             21            25,000            1,436
 Executive Vice President-    1994           --          --             --                --               --
 Operations and Chief         1993           --          --             --                --               --
 Financial Officer

James S. Bury                 1995      116,000          --             --             3,000            4,882
 Vice President and           1994      116,000          --             --                --            2,070
 Controller                   1993      116,000       4,350             --                --            1,843

Robert L. Horwitz(4)          1995      175,000          --             --                --            3,316
 Executive Vice
 President-                   1994      132,000          --             --            17,500          115,797
 Merchandising                1993           --          --             --                --               --


(1)   Reflects amounts reimbursed during fiscal 1995 for the payment of taxes.

(2) Includes Company contributions to the Company's retirement plan, as well as premiums paid for term life insurance. For fiscal 1995, the Company's contributions to the retirement plan for Messrs. Fisher, Berg, Bury and Horwitz totaled $3,001, $2,939, $2,499 and $2,143, respectively, and the balance for all named executives reflects term life insurance premiums. The amount indicated for Mr. Fisher in 1993 reflects fees paid to a company controlled by Mr. Fisher for consulting services to the Company which were performed by Mr. Fisher during the period from July 21, 1993 through October 21, 1993. Fees paid Mr. Fisher prior to October 22, 1993 for services as a Non-Employee Director are excluded from all years.

(3) Excludes options to purchase 2,000 shares granted in each of fiscal 1993 and 1992 pursuant to the 1992 Directors Stock Option Plan while Mr. Fisher was a Non-Employee Director.

(4) The employment of Messrs. Brokl and Horwitz was terminated as of September 26, 1995 and March 22, 1996, respectively.

In connection with the employment of Mr. Horwitz in 1994, the Company loaned Mr. Horwitz $89,000 for the purchase of a home in the Twin Cities, and Mr. Horwitz issued two promissory notes to the Company. One of the notes, in the principal amount of $50,000, was initially due and payable on or before August 15, 1997, without interest, and was discharged in connection with Mr. Horwitz's termination on March 27, 1996. The other promissory note, in the amount of $39,000, bears interest at the rate of 9% per annum and is due and payable on August 15, 1999.


EMPLOYMENT AGREEMENTS
The Company entered into an Employment Agreement with Mr. Fisher effective as of May 1, 1995, which was amended effective as of January 30, 1996. The agreement is for an indefinite term and may be terminated by either party upon at least 60 days' written notice. If the agreement is terminated by either party for any reason other than voluntary resignation, death, retirement, disability or cause (as such terms are defined in the agreement), Mr. Fisher is entitled to receive an amount equal to one and one-half (1 1/2 ) times his annual base salary in eighteen equal month payments, as well as continuation of health and life insurance benefits for that period. Mr. Fisher is subject to a non-compete provision for the duration of his employment and during the period of payment of the above-described amounts. In the event Mr. Fisher's employment is terminated by reason of death, disability, retirement or without cause by the Company his outstanding stock options may be exercised without regard to vesting restrictions for a period of six months after termination. In the event of termination of Mr. Fisher for any other reason, his outstanding stock options may be exercised, to the extent vested, for a period of thirty days after termination (provided that, in the event of termination for cause, the options will terminate immediately).


The Company entered into an employment agreement with Mr. Bury effective April 24, 1990. This agreement is for an indefinite term and may be terminated by either party upon 30 days' prior written notice. The agreement provides, among other things, for a lump sum cash severance payment to Mr. Bury in the event of a voluntary or involuntary termination of employment in connection with a change in control of the Company, as defined in the agreements, in an amount equal to the number of months remaining in the two-year period commencing on the first Event (as defined therein) in connection with the change in control, multiplied by one calendar month's base salary, at the highest monthly base salary rate paid at any time during the term of the agreement. The agreement also specifies minimum base salaries to be paid during the term of the agreement. If an Event had occurred at the end of fiscal 1995, Mr. Bury would have received $232,000 pursuant to his employment agreement.


STOCK OPTIONS
The following table contains information concerning individual grants of stock options under the 1991 Stock Plan to each of the named individuals during the last fiscal year.

                      OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                             POTENTIAL REALIZABLE
                                                                                                               VALUE AT ASSUMED
                                                        INDIVIDUAL GRANTS                                      ANNUAL RATES OF
                           ------------------------------------------------------------------------------           STOCK
                                           PERCENT OF TOTAL                                                    PRICE FOR OPTION
                           OPTIONS        OPTIONS GRANTED TO                   MARKET PRICE                        TERM($)
                           GRANTED        EMPLOYEES IN FISCAL      EXERCISE      ON GRANT      EXPIRATION    --------------------
NAME                         (#)                 YEAR             PRICE ($)      DATE ($)         DATE          5%         10%
- ----                         ---                 ----             ---------      --------         ----          --         ---
Lowell M. Fisher, Jr.     35,000(1)              35.2%             $ 7.875        $ 7.875       01/26/00      76,150     168,272

David E. Berg              5,000(1)               5.0%               7.875          7.875       01/26/00      10,879      24,039

Richard Brokl             25,000(1)(2)           25.1%               7.875          7.875       01/06/96          --          --

James S. Bury              3,000(1)               3.0%               7.875          7.875       01/26/00       6,527      14,423

Robert L. Horwitz             --                   --                   --             --             --          --          --


(1) Becomes exercisable as to twenty percent (20%) of the shares on January 27, 1995 and each anniversary thereafter.

(2)   These options were canceled as of January 6, 1996.

The following table contains information concerning the value of options previously granted under the 1991 Stock Plan which were held by the named individuals at the end of the last fiscal year.

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES


                                                          VALUE OF UNEXERCISED
                          NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS AT
                          OPTIONS AT FY-END(#)                 FY-END($)
                        -------------------------      -------------------------
NAME                    EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
- ----                    -------------------------      -------------------------

Lowell M. Fisher, Jr.       86,000/53,000                  $84,375/$28,125(1)

David E. Berg                9,610/4,000                   $ 6,458/$-0-(2)

Richard Brokl                   --                              --

James S. Bury                9,210/2,400                   $ 6,458/$-0-(3)

Robert L. Horwitz            3,500/14,000(4)               $ 7,438/$29,750



(1) Reflects the value of only 75,000 of the 139,000 options. The remaining options had an exercise price higher than the fair market value of the Common Stock at fiscal year-end.

(2) Reflects the value of only 8,610 of these 13,610 options. The remaining options had an exercise price higher than the fair market value of the Common Stock at fiscal year-end.


(3) Reflects the value of only 8,610 of these 11,610 options. The remaining options had an exercise price higher than the fair market value of the Common Stock at fiscal year-end.



(4) In connection with the termination of employment of Mr. Horwitz after the end of the fiscal year, all outstanding options became fully exercisable as of March 22, 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Decisions on compensation of the Company's executives are generally made by the Compensation Committee of the Board, currently consisting of Messrs. Benson (Chairman), Magnuson, Raskin and Vittert. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers were during fiscal 1995 and will, in fiscal 1996, be reviewed by the full Board. Pursuant to SEC rules designed to enhance disclosure of companies' policies with regard to executive compensation, set forth below is a report submitted by the Compensation Committee addressing the Company's compensation policies for fiscal 1995 as they affected Mr. Fisher and Messrs. Berg, Brokl, Bury and Horwitz, the executive officers other than the Chief Executive Officer who, for fiscal 1995, were the Company's most highly paid executive officers whose compensation exceeded $100,000 (collectively with Mr. Fisher, the "Named Executives"). The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

COMPENSATION PHILOSOPHY. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified executives. Furthermore, the Company's use of stock options and restricted stock grants reflects the Compensation Committee's position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholders' interest and the enhancement of stockholder value. Compensation payments, to the extent possible, are designed to qualify for deductibility under the Internal Revenue Code of 1986, as amended.

The Company has designed its executive compensation plans around these policies and objectives. The Compensation Committee believes the Company's compensation arrangements consistently meet these goals. The following is a description of the Company's current plans and how each relates to the objectives indicated above.

BASE SALARY. While the Chief Executive Officer determines the annual salary of each officer of the Company (including the Named Executives) other than himself, the Compensation Committee generally approves the salary determinations. In determining or approving appropriate salary levels, the Compensation Committee considers levels of responsibility, experience, individual performance and internal equity, as well as external pay practices.

ANNUAL INCENTIVES. During fiscal 1995, the Compensation Committee recommended, and the Board adopted, a Key Management Incentive Plan for 1995 (the "Plan") to reward key management, including the Named Executives, for achieving prescribed levels of operating performance. The maximum amount that could be earned was 25% of base salary with one-half the award dependent upon the Company's operating performance for fiscal 1995 and one-half dependent upon individual performance to be assessed by the Compensation Committee. Given the Company's financial performance for fiscal 1995, no awards were given pursuant to the Plan.

LONG-TERM INCENTIVES. The Company's overall long-term compensation philosophy is that long-term incentives should be related to improvement in long-term stockholder value. In furtherance of this objective, the Company awards to its executive officers and other key personnel stock options and, on a very selected basis, restricted stock. Stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Stock options have value from the date the stock options are granted. Stockholders also benefit from such stock price appreciation. The 1991 Stock Plan allows the grant of incentive stock options and non-qualified stock options. Stock options are awarded consistent with the Company's objective to include in total compensation a long-term equity interest for executive officers, with greater opportunity for reward if long-term performance is sustained. To encourage a longer-term perspective, the options are only exercisable over a multiple year period and grants are made at an option price equal to the fair market value of the Common Stock on the date of grant.

OTHER COMPENSATION PROGRAMS. The Company maintains certain broad-based employee benefit plans in which its executive officers, including the Named Executives, have been permitted to participate, including retirement, life and health insurance plans. The Company's retirement plan consists of a profit sharing plan, pursuant to which the Board of Directors may make annual discretionary contributions, and a 401(k) employee savings plan which allows employees to make pre-tax contributions and in which the Company matches employee contributions in an amount equal to one-half of the employee's contribution up to 5% of the employee's base salary. Other non-cash compensation benefits are provided to the Named Executives. None of these plans are directly or indirectly tied to Company performance.

MR. FISHER'S FISCAL 1995 COMPENSATION. Regulations of the SEC require the Company to disclose the Compensation Committee's basis for compensation reported for its Chief Executive Officer in fiscal 1995 and to discuss the relationship between the Company's performance during the last fiscal year and such Chief Executive Officer's compensation. Mr. Fisher's base salary for fiscal 1995 was determined on the same basis as all other executive officers and, as indicated above, given the Company's financial performance in 1995 no incentive compensation was paid to any of the Named Executives, including Mr. Fisher. In recognition of the importance of the role of Chief Executive Officer to the Company, during fiscal 1995 the Company entered into an Employment Agreement with Mr. Fisher, the terms of which are described under "Employment Agreements" above.

                   SUBMITTED BY THE COMPENSATION COMMITTEE
                     OF THE COMPANY'S BOARD OF DIRECTORS

   Keith A. Benson   Gerald E. Magnuson   Michael A. Raskin   Mark B. Vittert

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Mr. Magnuson, a director and member of the Compensation Committee, is currently Of Counsel to the law firm of Lindquist & Vennum PLLP which was paid for legal services rendered to the Company during the last fiscal year. It is anticipated that Lindquist & Vennum PLLP will continue to perform legal services for the Company during the current fiscal year. During the last fiscal year, the Company paid $23,000 to a company owned by Mr. Raskin, a director and member of the Compensation Committee, for consulting services. It is anticipated that the Company will continue to use the consulting services of Mr. Raskin's firm during the current fiscal year.


PERFORMANCE GRAPH
In accordance with the rules of the Securities and Exchange Commission, the following performance graph compares performance of the Company's Common Stock on the New York Stock Exchange to the Russell 3000 Textile Apparel Industry Index and to the Russell 2000 Index. The graph compares the cumulative total stockholder return as of the end of each of the Company's last five fiscal years on $100 invested at the end of fiscal 1990 and assumes reinvestment of all dividends. Management of the Company believes any comparison of the performance of the Company's Common Stock before and after the Reorganization on October 29, 1991 is not meaningful.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                          [GRAPH]


                                            1990        1991       1992        1993       1994       1995
                                            ----        ----       ----        ----       ----       ----
           MUN                             $100.00    $ 59.00     $107.00    $ 72.00    $ 93.00    $ 83.00
           Russell 2000                     100.00     146.00      173.00     206.00     202.00     259.00
           Russell 3000 Textile Apparel     100.00     170.00      205.00     164.00     155.00     178.00




The following graph compares, with respect to each of the indices indicated above, the cumulative total stockholder return on an annual basis through the end of the Company's last fiscal year of $100 invested on October 29, 1991, immediately following the Reorganization, and assumes reinvestment of all dividends. While management of the Company believes a comparison of the performance of the Company's Common Stock following the Reorganization is more meaningful than a comparison of performance prior to the Reorganization, any historical stock performance cannot be considered as necessarily indicative of future performance.




         COMPARISON OF POST-REORGANIZATION CUMULATIVE TOTAL RETURN


                          [GRAPH]


                                            OCT. 91     DEC. 91     DEC. 92     DEC. 93     DEC. 94     DEC. 95
                                            -------     -------     -------     -------     -------     -------
            Munsingwear                     $100.00     $ 74.00     $134.00     $ 90.00     $116.00     $104.00
            Russell 2000                     100.00      106.00      125.00      149.00      146.00      188.00
            Russell 3000 Textile Apparel     100.00      105.00      126.00      101.00       96.00      110.00



The performance graphs above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the 1933 Act or under the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                       DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of August 1, 1996 (unless otherwise specified), the beneficial ownership of Common Stock of the Company by each stockholder who is known by the Company to own beneficially 5% or more of the outstanding Common Stock of the Company, each director, each Named Executive and by all directors and executive officers as a group. See "Reorganization" for a description of certain restrictions on transfers of Common Stock by holders of 5% or more of the total fair market value of all outstanding Common Stock. Except as otherwise indicated, the stockholders listed in the table have full voting and investment powers with respect to the shares indicated.

                                                NUMBER OF SHARES
                                                  BENEFICIALLY          PERCENT OF
                                                      OWNED         OUTSTANDING SHARES
                                                      -----         ------------------
Pension Benefit Guaranty Corporation                 250,000(1)            12.2%
("PBGC")
2020 K Street, N.W.
Washington, D.C. 20006

The Clark Estates, Inc.                              196,284(2)             9.6%
30 Wall Street
New York, NY 10005

Arnold M. Amster                                     187,000(3)             9.1%
767 Fifth Avenue
New York, NY 10153

Derek Anderson                                       179,032(4)(6)          8.7%
220 Sansome Street, Suite 400
San Francisco, CA 94104

Francisco A. Lorenzo                                 114,700(5)             5.6%
333 Clay Street
Suite 4040
Houston, TX 77002

Keith A. Benson                                       11,000(6)              *

Lowell M. Fisher                                      97,800(6)             4.5%

Thomas D. Gleason                                     16,000(6)              *

Gerald E. Magnuson                                    14,800(6)              *

Kevin S. Moore                                       196,284(2)             9.6%


William J. Morgan                                         -- (1)           --   %


Michael A. Raskin                                     16,400(6)              *

Mark B. Vittert                                       88,100(6)             4.3%

David E. Berg                                         19,220(6)              *

Richard T. Brokl                                         100                 *

James S. Bury                                         18,920(6)              *

Robert L. Horwitz                                     13,600(6)              *

All Directors and Executive Officers                 921,256(6)            41.0%
as a Group (13 persons)


*Less than 1%

(1) Pacholder Associates, Inc. ("PAI"), a registered investment advisor, has a contract with PBGC pursuant to which PAI has full and complete investment discretion with respect to the 250,000 shares of the Company's stock owned by PBGC, including the power to vote such shares. William J. Morgan is the president, a director and a stockholder of PAI. William J. Morgan disclaims beneficial ownership of the 250,000 shares owned by PBGC.

(2) The Clark Estates, Inc. provides administrative assistance to a number of Clark family accounts which beneficially own an aggregate 196,284 shares of the Company's Common Stock, including The Clark Foundation, which owns 95,390 shares. The Clark Estates, Inc. has, or in certain instances shares, voting power and/or dispositive power with respect to such shares. The Clark Estates, Inc. has no remainder or other economic interest in such trust or fiduciary accounts. Mr. Moore is Vice President and Chief Financial Officer of The Clark Estates, Inc.

(3) Based on a Schedule 13D filed with the Company and the Securities Exchange Commission, which indicates that Mr. Amster has or shares voting and dispositive power with respect to these shares. Accordingly, Mr. Amster may be deemed to be the beneficial owner of such shares.

(4) Mr. Anderson shares voting and dispositive power with respect to 146,732 shares acquired by Anderson Capital Management, Inc. ("ACM") as agent for its investment advisory clients and, accordingly, Mr. Anderson may be deemed to be the beneficial owner of such shares. Mr. Anderson disclaims beneficial ownership of those 146,732 shares and 4,500 of the shares represented as beneficially owned by him which are owned by his wife.

(5) Based on a Schedule 13D filed with the Securities and Exchange Commission. Francisco A. Lorenzo shares voting and dispositive power with respect to the shares of Common Stock owned by two private investment companies and four trusts for the benefit of family members of Mr. Lorenzo. Accordingly, Mr. Lorenzo may be deemed to be the beneficial owner of all of the 114,700 shares reported on the Schedule 13D.

(6) Includes 14,000 shares each for Messrs. Anderson, Magnuson and Raskin, 10,000 shares for each of Messrs. Benson and Vittert, 93,000 shares for Mr. Fisher, 15,000 shares for Mr. Gleason, 10,610 shares for Mr. Berg, 9,810 shares for Mr. Bury, and 190,420 shares for all directors and executive officers as a group which may be acquired within sixty days of the date hereof upon the exercise of outstanding stock options.

Based upon its review of Forms, 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, the Company believes all of such forms were filed on a timely basis by the reporting persons, except that Mr. Berg filed a late Form 3.



                                   EXPERTS

The audited financial statements incorporated by reference in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

Arthur Andersen LLP served as the independent public accountants for the Company for fiscal 1995 and have been selected to act in such capacity for fiscal 1996. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.



                                REORGANIZATION

On July 3, 1991, the Company filed a Petition for Reorganization under Chapter 11 of the United States Bankruptcy Code, together with a Plan of Reorganization and a Disclosure Statement, with the United States Bankruptcy Court for the District of Minnesota. The Plan of Reorganization was confirmed by the Bankruptcy Court on October 1, 1991 and became effective as of October 29, 1991 (the "Reorganization"). Pursuant to the Reorganization, holders of the Company's Common Stock received one new share of Common Stock for every 25 shares of their then existing Common Stock surrendered and the Company issued or committed to issue in excess of 1,773,000 new shares of Common Stock to creditors in satisfaction of indebtedness in excess of $53,000,000. Mr. Bury, currently an executive officer, served as such when the Petition for Reorganization was filed and throughout the Reorganization.

In connection with the Reorganization, in order to reduce the risk that any change in the stock ownership of the Company may jeopardize certain Federal income tax attributes of the Company, the Company's Certificate of Incorporation was amended to limit the ability of persons beneficially owning, or who, upon acquisition of any shares, would beneficially own, five percent (5%) or more of the total fair market value of outstanding shares of Common Stock of the Company (a "5% Holder"). Until October 29, 1993, no 5% Holder was permitted to sell, transfer or dispose or contract to sell, transfer or dispose any shares of Common Stock or options, warrants or other rights to acquire Common Stock, except in accordance with the procedures described in Article V of the Certificate of Incorporation. Until October 29, 2001, no 5% Holder may purchase or acquire or contract to purchase shares of Common Stock, except in accordance with the procedures described in Article V, and any such purchase, acquisition or contract not in compliance with Article V shall be null and void.



                                OTHER MATTERS

The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the meeting, the persons in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of the Company.



                STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

The rules of the Securities and Exchange Commission permit stockholders of a company, after timely notice to the Company, to present proposals for stockholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by Company action in accordance with the proxy rules. The Munsingwear, Inc. 1997 Annual Meeting of Stockholders is expected to be held on or about May 23, 1997 and proxy materials in connection with that meeting are expected to be mailed on or about April 18, 1997. Stockholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 19, 1996.



                         METHOD OF PROXY SOLICITATION


The entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the proxy itself, and the cost of soliciting proxies relating to the meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, telegraph, or personal solicitation, and no additional compensation will be paid to such individuals. The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $4,500 plus out-of-pocket expenses. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.



                              By Order of the Board of Directors,


                              /s/ John R. Houston
                                  John R. Houston, Secretary



                       PRO FORMA FINANCIAL INFORMATION


The following unaudited pro forma financial information (the "Pro Forma Financial Information") of PremiumWear, Inc. (the name which will be adopted by Munsingwear, Inc. following the sale of assets to Supreme) is based on the historical consolidated financial statements of Munsingwear, Inc. and has been prepared to illustrate the effects of the sale of assets to Supreme; the liquidation of related receivables, inventories and liabilities; the repayment of bank and other debt; the payment of transaction costs from the sale of assets to Supreme; the payment of severance benefits to 50 employees whose positions will be eliminated due to reductions in workload, simplification of operations and consolidation of duties; and the subsequent cash distribution to stockholders in an assumed amount of approximately $15 million. See "The Agreement and Related Matters" and "Sale of Other Trademarks". The Pro Forma Financial Information and accompanying notes should be read in conjunction with the consolidated financial statements of Munsingwear which are not reprinted in this Proxy Statement but are included in the Munsingwear Annual Report to Stockholders and Annual Report on Form 10-K for the year ended January 6, 1996 and Munsingwear's Quarterly Report on Form 10-Q for the quarter ended July 6, 1996, incorporated by reference in this Proxy Statement.


The pro forma statements of operations for the year ended January 6, 1996 and the six months ended July 6, 1996 give effect to the transaction as if it had occurred on January 8, 1995. The pro forma balance sheet as of July 6, 1996 has been prepared as if the transaction had occurred on that date. The Pro Forma Financial Information is not necessarily indicative of the results of future operations of the remaining entity or the actual results that would have occurred if the sales had been consummated on the indicated dates.

In addition, the total proceeds, transaction costs and other related liabilities are estimates based on Munsingwear's financial statements as of July 6, 1996 and assumptions to the forecasted activity between that date and the anticipated Closing Date of the sale to Supreme, as well as forecasted proceeds from the liquidation of inventory and collection of accounts receivable. Actual results could differ from those estimates and would directly affect the estimated amount available for distribution to stockholders. See "Cautionary Statement."


                              PREMIUMWEAR, INC.
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of July 6, 1996
                (Amounts in thousands, except per share data)
                                 (Unaudited)


                                                            PRO FORMA ADJUSTMENTS
                                                                   (NOTE 2)
                               ----------------------------------------------------------------------------
                                                                             ASSET
                                                                            LIQUIDATION
                               MUNSINGWEAR    SALE TO                     & STOCKHOLDER         PREMIUMWEAR
                                HISTORICAL    SUPREME                       DISTRIBUTION         PRO FORMA
                                ----------    -------                       ------------         ---------
ASSETS
 Current assets:
  Cash & cash equivalents        $    68       $12,631   (a,d,e,f,i)       $(11,631)  (j,k,l)        $ 1,068
  Accounts receivable             10,259            --                       (5,576)  (j)              4,683
  Inventories                      8,359          (173)  (b)                 (2,841)  (j)              5,345
  Prepaid expenses                   877          (462)  (b)                     --                      415
     Total current assets         19,563        11,996                      (20,048)                  11,511
  Property, plant & equipment      3,128          (372)  (b)                     --                    2,756
  Deferred taxes                     775          (775)  (e)                     --                       --
  Trademarks                       3,791        (3,791)  (c)                     --                       --
                                 $27,257       $ 7,058                     $(20,048)                 $14,267

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit borrowings      $ 1,726       $(1,726)  (i)               $     --                  $    --
  Current maturities of
   long-term debt                     22            --                           --                       22
  Accounts payable                 4,755            --                       (1,857)  (k)              2,898
  Accrued payroll &
   employee benefits               1,298            --                         (313)  (k)                985
  Unearned royalty income          1,317        (1,317)  (g)                     --                       --
  Other accruals                   1,588        (1,000)  (h)                   (344)  (k)                244
     Total current liabilities    10,706        (4,043)                      (2,514)                   4,149
 Long-term debt, less
  current maturities                  12            --                           --                       12
 Post-retirement benefits            319            --                           --                      319
                                     331            --                           --                      331
Stockholders' equity:
 Common stock, 2,058,078
  shares outstanding                  21            --                           --                       21
 Capital in excess of par value   15,261            --                       (5,495)                   9,766
 Retained earnings                   938        11,101                      (12,039)                      --
 Total stockholders' equity       16,220        11,101                      (17,534)                   9,787
                                 $27,257       $ 7,058                     $(20,048)                 $14,267



The accompanying notes are an integral part of this pro forma consolidated balance sheet.


                                PREMIUMWEAR, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Six Months Ended July 6, 1996
                     (In thousands, except per share data)
                                   (Unaudited)


                                                         PRO FORMA
                                        MUNSINGWEAR     ADJUSTMENTS    PREMIUMWEAR
                                        HISTORICAL       (NOTE 3)       PRO FORMA
                                        ----------       --------       ---------
Revenues:
 Net Sales                              $32,717          $(20,270)(a)   $12,447
 Royalties                                2,269            (2,269)(b)        --
                                         34,986           (22,539)       12,447
Expenses:
 Cost of goods sold                      26,389           (16,879)(c)     9,510
 Selling, general and administrative      7,490            (4,734)(d)     2,756
                                         33,879           (21,613)       12,266
Operating income                          1,107              (926)          181
Interest expense                           (717)              715 (e)        (2)
Other                                        33                --            33
Income before tax and gain on
  sale of trademarks                        423              (211)          212
Gain on sale of trademarks (Note 4)       4,383                --         4,383
Income before tax                         4,806              (211)        4,595
Provision for income taxes                1,719               (72)(f)     1,647
   Net income                           $ 3,087          $   (139)      $ 2,948
Net income per common share             $  1.48                         $  1.41
Weighted average shares outstanding       2,086                           2,086



The accompanying notes are an integral part of this pro forma consolidated statement of operations.


                              PREMIUMWEAR, INC.
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended January 6, 1996
                    (In thousands, except per share data)
                                 (Unaudited)

                                                         PRO FORMA
                                        MUNSINGWEAR     ADJUSTMENTS    PREMIUMWEAR
                                        HISTORICAL       (NOTE 3)       PRO FORMA
                                        ----------       --------       ---------
Revenues:
 Net Sales                              $51,512          $(35,530)(a)   $15,982
 Royalties                                4,609            (4,609)(b)        --
                                        56,121           (40,139)       15,982
Expenses:
 Cost of goods sold                      42,714           (30,485)(c)    12,229
 Selling, general and administrative     13,961            (9,374)(d)     4,587
 Restructuring costs (Note 4)               520                --           520
                                         57,195           (39,859)       17,336
Operating income (loss)                  (1,074)             (280)       (1,354)
Interest expense                         (1,158)            1,152 (e)        (6)
Other                                         2                --             2
Income (loss) before income taxes        (2,230)              872        (1,358)
Provision for income taxes                  105                --           105
Net income (loss)                       $(2,335)         $    872       $(1,463)
Net loss per common share               $ (1.13)                        $ (0.71)
Weighted average shares outstanding       2,066                           2,066


The accompanying notes are an integral part of this pro forma consolidated statement of operations.



                              PREMIUMWEAR, INC.
              NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS



1. BASIS OF ACCOUNTING
On May 22, 1996, Munsingwear, Inc. ("the Company") entered into an agreement to sell all of its rights to its trademarks and certain associated assets in the retail and professional golf businesses to Supreme International Corporation ("Supreme") for $18,000,000 in cash. Upon consummation of this transaction, liquidation of related accounts receivable and inventories, repayment of bank and other debt, payment of severance benefits and payment of transaction costs, estimated net proceeds of between $12 million and $15 million will be distributed to stockholders, with between approximately $1 million and $4 million to be retained by the Company for working capital purposes. This transaction will be recorded as a sale of assets and distribution to stockholders. All estimated transaction costs, expense accruals, asset valuations and other losses anticipated in the disposition of the related assets and liabilities are included in the accompanying pro forma consolidated financial statements. Following this transaction, the Company will maintain only its Advertising Specialty Incentive, Uniform and Specialty Distributor business (the "Remaining Business") under an exclusive license agreement from Supreme and will change its corporate name. See "Proposal No. 1, The Agreement and Related Matters -- Terms of the Agreement -- License Agreement" elsewhere in this Proxy Statement for a description of the Remaining Business and license agreement. The Company is seeking stockholder approval to change the corporate name to "PremiumWear, Inc."


The PremiumWear, Inc. pro forma consolidated statements of operations for the year ended January 6, 1996, and for the six months ended July 6, 1996, exclude the results of the sold business for the respective periods and include other adjustments based on management's estimate of the effect of changes in operations that would have occurred assuming the transaction had taken place at the beginning of each period. Under the terms of its licensing agreement with Supreme, the Company has an obligation to pay Supreme licensing fees on premium sales over specified annual aggregate dollar amounts until 2001, at which time license fees will be payable on all premium sales. The accompanying pro forma consolidated financial statements assume commencement of this licensing agreement as of January 8, 1995; however, during the periods presumed, sales do not reach the specified threshold at which license fees become payable.

2. PRO FORMA BALANCE SHEET ADJUSTMENTS
The accompanying pro forma balance sheet reflects adjustment for the transactions described in Note 1 as follows:


SALE TO SUPREME:
Represents the sale of trademarks to Supreme, write-off of certain assets rendered unrealizable by the sale transaction, the payment of severance benefits to 50 employees whose positions will be eliminated due to reductions in workload, simplification of operations and consolidation of duties, and other adjustments resulting therefrom.


                                                                              PROPERTY
                            CASH & CASH                        PREPAID         PLANT &       DEFERRED
(IN THOUSANDS)              EQUIVALENT        INVENTORIES      EXPENSES       EQUIPMENT        TAXES       TRADEMARKS
                            ----------        -----------      --------       ---------        -----       ----------
(a) Estimated proceeds
from sale to Supreme           $ 17,000             --             --             --             --             --

(b) Writeoff of assets
unrealizable as a result
of transaction                       --       $   (173)      $   (462)      $   (372)            --             --

(c) Carrying value of
trademarks sold                      --             --             --             --             --       $ (3,791)

(d) Estimated transaction
costs                              (933)            --             --             --             --             --

(e) Estimated income
taxes payable                      (510)            --             --             --           (775)            --

(f) Estimated severance
payments                         (1,200)            --             --             --             --             --

(g) Recognition of
previously unearned
royalty income                       --             --             --             --             --             --

(h) Recognition of cash
deposit                              --             --             --             --             --             --

(i) Paydown of line of
credit borrowings                (1,726)            --             --             --             --             --

                               $ 12,631       $   (173)      $   (462)      $   (372)      $   (775)      $ (3,791)




WIDE TABLE CONTINUED FROM ABOVE


                              LINE OF     UNEARNED
                              CREDIT      ROYALTY      OTHER     STOCKHOLDER'S
                             BORROWINGS    INCOME     ACCRUALS      EQUITY
                             ----------    ------     --------      ------

(a) Estimated proceeds
from sale to Supreme              --          --          --       $ 17,000

(b) Writeoff of assets
unrealizable as a result
of transaction                    --          --          --         (1,007)

(c) Carrying value of
trademarks sold                   --          --          --         (3,791)

(d) Estimated transaction
costs                             --          --          --           (933)

(e) Estimated income
taxes payable                     --          --          --         (1,285)

(f) Estimated severance
payments                          --          --          --         (1,200)

(g) Recognition of
previously unearned
royalty income                    --    $ (1,317)         --          1,317

(h) Recognition of cash
deposit                           --          --    $ (1,000)         1,000

(i) Paydown of line of
credit borrowings           $ (1,726)         --          --             --
                            $ (1,726)   $ (1,317)   $ (1,000)      $ 11,101



RECEIVABLES COLLECTION, INVENTORY LIQUIDATION AND STOCKHOLDER DISTRIBUTION:
Represents effect of net cash proceeds from collection of accounts receivable and sale of inventory and cash disbursements for paydown of payables and accrued liabilities related to the business sold to Supreme, and subsequent distribution of cash to stockholders.



                                                                                                  ACCRUED
                                              CASH AND                                           PAYROLL &
                                                CASH      ACCOUNTS                   ACCOUNTS     EMPLOYEE     OTHER   STOCKHOLDERS'
(IN THOUSANDS)                              EQUIVALENTS  RECEIVABLE  INVENTORIES     PAYABLE      BENEFITS    ACCRUALS     EQUITY
- --------------                              -----------  ----------  -----------     -------      --------    --------     ------

(j) Estimated liquidation of receivables
and inventory                                 $  6,296     $(5,576)    $(2,841)           --          --           --   $ (2,121)

(k) Estimated paydown of other
liabilities                                     (2,514)         --          --       $(1,857)      $(313)       $(344)        --


(l) Estimated cash available for
distribution to stockholders                   (15,413)         --          --            --          --           --    (15,413)


                                              $(11,631)    $(5,576)    $(2,841)      $(1,857)      $(313)       $(344)  $(17,534)



CASH AVAILABLE FOR DISTRIBUTION:
Components of the estimated cash available for distribution to stockholders are as follows:


Estimated balance of proceeds from sale of assets to Supreme        $17,000,000
Estimated proceeds from receivables collection and inventory
liquidation                                                           6,296,000
Paydown of line of credit borrowings                                 (1,726,000)
Estimated payment of liabilities related to sold business            (2,514,000)
Estimated transaction costs                                            (933,000)
Estimated severance benefits                                         (1,200,000)
Estimated cash retained in the business                              (1,000,000)
Estimated income taxes payable                                         (510,000)
Estimated cash available for distribution to stockholders           $15,413,000



The total proceeds, transaction costs and other related liabilities are estimates based on Munsingwear's financial statements as of July 6, 1996 and assumptions to the forecasted activity between that date and the anticipated Closing Date of the sale to Supreme, as well as forecasted proceeds from the liquidation of inventory and collection of accounts receivable. Actual results could differ from those estimates and would directly affect the estimated amount available for distribution to stockholders.

3. PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS
The accompanying pro forma statements of operations reflect adjustment for the items described in Note 1 in the following adjustments:

                                                                       SIX MONTHS
                                                                          ENDED         YEAR ENDED
(IN THOUSANDS)                                                        JULY 6, 1996    JANUARY 6, 1996
- --------------                                                        ------------    ---------------
(a) Reduction of revenues related to sold business                      $(20,270)        $(35,530)
(b) Elimination of royalties related to sold business                     (2,269)          (4,609)
(c) Reduction of cost of goods sold                                      (16,879)         (30,485)
(d) Reduction of commissions, salaries and other operating
    expenses related primarily to elimination of personnel, and
    reduction in rents and other expense                                  (4,734)          (9,374)
(e) Reduction of interest expense which results from paydown of
    borrowings with cash proceeds from sale                                  715            1,152
(f) Reduction in provision for income taxes                                  (72)              --
                                                                        $   (139)        $    872




Upon the completion of the sale transaction and the related liquidation of assets and liabilities, the Company will record, net of income taxes of $1,285,000, a gain on sale of $8,980,000. This gain will be recognized in fiscal 1996, and has not been reflected in the accompanying pro forma consolidated statements of operations.


4. EFFECT OF NON-RECURRING ITEMS ON PRO FORMA FINANCIAL STATEMENTS
The results of operations of Munsingwear, Inc. for the year ended January 6, 1996 include non-recurring restructuring charges of $520,000 reflecting expenses associated with staff reductions and future lease payments on excess office space. Had these events not occurred, pro forma net loss would have been $943,000, and pro forma net loss per common share would have been $0.46 for the year ended January 6, 1996.

The results of operations of Munsingwear, Inc. for the six months ended July 6, 1996 include a non-recurring gain on the sale of trademarks of $4,383,000, before income taxes, reflecting the sale to ITOCHU. Had this event not occurred, pro forma net income would have been $80,000, and pro forma net income per common share would have been $0.04 for the six months ended July 6, 1996.

                                                                     EXHIBIT A
                         PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of this 22nd day of May, 1996, by and among SUPREME INTERNATIONAL CORPORATION, a Florida corporation ("Purchaser"), and MUNSINGWEAR, INC., a Delaware corporation (the "Company").

The Company is in the business of designing, sourcing, producing and distributing shirts and other apparel products to retailers (including department stores, national chains, specialty and discount stores) and professional golf shops utilizing the various trademarks and trade names listed on Schedule 1.1.1 hereto (the "Business").

Purchaser is in the business of designing, importing and marketing men's sportswear.

The parties hereto desire that Purchaser acquire certain assets of the Company related to the Business, which assets are described in Section 1.1, in consideration of the payment of the "Purchase Price," as such term is defined herein, and in consideration of Purchaser's other agreements in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and of the representations, warranties and agreements of the parties contained herein, the parties hereto do hereby agree as follows:

1. ASSET PURCHASE.

1.1 Purchase and Sale of Assets. The Company hereby agrees to sell, transfer and assign to Purchaser or its designee, and Purchaser or its designee hereby agrees to acquire from the Company, on the terms and conditions set forth herein, the following assets of the Company (collectively, the "Assets"):

       1.1.1 Trademarks and Trade Names. all of the Company's rights in and to the common law and registered trade names and trademarks worldwide listed on
    Schedule 1.1.1 attached hereto and made a part hereof, including all variants thereof and all goodwill associated therewith, and all registrations, applications and other rights associated with the foregoing, whether issued or pending, for distribution through all channels (collectively, the "Trademarks"), but excluding the trademarks and tradenames for the Peoples Republic of China, Vietnam, Macau, North Korea and such other Trademarks as are listed on Schedule 1.1.1 (collectively, the "Excluded Trademarks"), which exclusion shall not prohibit Purchaser from manufacturing and exporting goods utilizing the Trademarks in or from any such countries (the "Trademark Sourcing Rights"), except as described on
    Schedule 1.1.1(a) attached hereto and made a part hereof, which Schedule shall be provided to Purchaser by the Company within seven days after the date hereof;

       1.1.2 Customer Lists and Records. all current customer lists, and records for the Business, set forth on Schedule 1.1.2 attached hereto and made a part hereof;

       1.1.3 Licenses and Other Agreements. all of the Company's rights in and to existing and pending licensing agreements and all cash royalty income payable after Closing (as hereinafter defined) listed on Schedule 1.1.3 attached hereto and made a part hereof, and all licensing agreements and other agreements currently under negotiation as listed on Schedule 1.1.3, but subject to change of control provisions (collectively, the "Licenses"), except for the licensing agreements currently existing or being negotiated for the U.S. Territories of Guam and the Northern Mariana Islands (collectively, the "Excluded Licenses"), which exclusion shall not prohibit Purchaser from manufacturing and exporting goods utilizing the Licenses in or from such countries (the "License Sourcing Rights"), except as described on Schedule 1.1.3(a) attached hereto and made a part hereof, which Schedule shall be provided to Purchaser by the Company within seven days after the date hereof;

       1.1.4 Advertising Materials. all of the Company's rights in and to advertising materials related to the Business and trade show booths and booth locations, including without limitation, locations at the MAGIC and PGA shows listed on Schedule 1.1.4 attached hereto and made a part hereof (the "Advertising Materials");

       1.1.5 Archives and Disks. all of the Company's rights in and to originals of product advertising and design archives and embroidery disks listed on
    Schedule 1.1.5 attached hereto and made a part hereof and all design equipment owned by Munsingwear and utilized in connection with the Business (the "Archives and Disks");

       1.1.6 Corporate Name. all of the Company's rights in and to the corporate name "Munsingwear" and all derivations and variations of the term Munsingwear set forth on Schedule 1.1.6 attached hereto and made a part hereof; and

       1.1.7 Other Records. all books, files, papers, and records owned by the Company and used in the operation of the Business (other than the Company's tax and general accounting records and its minute and stock books), including data bases, docketing programs, files and print-outs relating to the Trademarks, to the extent legally transferable by the Company, subject to the provisions of Section 11.5 of this Agreement;

       1.1.8 Copyrights. all of the Company's rights in and to the common law and registered copyrights associated with any of the Assets, all rights to the Company's labels, labeling, advertising and promotional materials used in the Business which are capable of being subject to copyright, and all registrations, applications and other rights associated with the foregoing whether issued or pending (collectively, the "Copyrights"); and

       1.1.9 Sourcing Rights. the Trademark Sourcing Rights and the Licensing Sourcing Rights.

       It is specifically understood and agreed by the parties hereto that, except as set forth in Section 1.2, Purchaser is acquiring, and the Company is selling, all of the tangible and intangible assets owned by the Company or in which the Company has an interest and used by the Company in the Business.

1.2 Excluded Assets. All assets of the Company not otherwise included in the Assets shall not be purchased by Purchaser, including, without limitation, the following (all of which are collectively referred to as the "Excluded Assets"):

       (a) the right to design, source, produce and distribute shirts and other apparel products pursuant to the License Agreement described in Section 7.2 solely through the channels of distribution set forth on Exhibit B to the License Agreement (the "ASI Premium/Specialty Markets") in the United States and Canada;

       (b) the Company's Fairmont, North Carolina manufacturing plant and equipment;

       (c) all of the Company's rights in and to the Excluded Trademarks and the Excluded Licenses;

       (d) all of the Company's accounts receivable incurred prior to the Closing Date or related to the Inventory, as defined in the Management Agreement attached hereto as Exhibit 7.1;

       (e) all of the Company's inventory, including raw materials, work-in-process and finished goods, as of the Closing Date;

       (f) the Company's Minneapolis, Minnesota headquarters and equipment;
    and

       (g) the Company's New York office and professional golf endorsements.

1.3 Assumption of Liabilities. Except for liabilities arising from the Licenses included in the Assets and trademark litigation in which the Company is a party, as set forth on Schedule 3.14 attached hereto and made a part hereof (the "Trademark Litigation"), Purchaser shall not assume or in any way be liable or responsible for any liabilities or obligations of the Company whatsoever, including, without limitation, any state, federal and local income, business, occupation, sales, withholding and similar taxes (collectively "Tax Liabilities"). Without limiting the generality of the foregoing, Purchaser shall have no liability or responsibility for any Tax Liabilities arising as a result of or in connection with the transactions contemplated by this Agreement, any liabilities related to the Company's business, pending or threatened litigation, any unknown or undisclosed claims, liabilities or obligations, any obligations for contributions to employment insurance, disability or other employee benefit programs, unpaid commissions for sales, collection of accounts receivable or payment of accounts payable. With respect to Trademark Litigation, Purchaser shall only assume the fees and costs of such litigation incurred after the Closing Date.

2. PURCHASE PRICE AND CLOSING.

2.1 Purchase Price.

       2.1.1 Purchase Price. As the purchase price (the "Purchase Price") for the Assets, Purchaser shall pay to the Company, at the election of Purchaser
    (a) $18.0 million in cash (including the Deposit, as hereinafter defined) payable at the Closing, or (b) $18.4 million (including the Deposit), payable $9.0 million in cash at the Closing and $9.4 million by delivery at Closing of a $9.4 million non-interest bearing senior note (the "Note") payable six months after Closing, secured by an irrevocable letter of credit issued by NationsBank, N.A., or a comparable financial institution, or other security, reasonably satisfactory to the Company, which letter of credit or other security may be utilized as the sole collateral for a non-recourse loan from NationsBank, N.A. to Purchaser immediately following the Closing in the amount of $9.0 million. The Company hereby acknowledges receipt of the amount of $1,000,000 (the "Deposit") as a good faith deposit to be applied and credited toward the total Purchase Price. The remaining unpaid cash portion of the Purchase Price shall be paid at the Closing by wire transfer or certified or cashier's check.

       2.1.2 Deposit. In the event the transactions contemplated by this Agreement are not consummated due to Purchaser's default hereunder, the Company shall retain the Deposit as liquidated damages. For such purposes, the parties acknowledge and agree that it would be extremely difficult or impossible to fix the precise amount of damages suffered by the Company in such event, and agree that the sum of $1,000,000 is a reasonable approximation of the amount of damages which would be suffered. If this Agreement is terminated for any reason other than Purchaser's default, the Company shall refund the Deposit to Purchaser within five days of Purchaser's written request therefor.

2.2 Time and Place. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Lindquist & Vennum, 4200 IDS Center, Minneapolis, Minnesota 55402, at 10:00 a.m. on August 31, 1996, or at such other place and at such other time as the parties may mutually agree (the "Closing Date"). The Closing shall be deemed completed when the parties have delivered the consideration and documents to be delivered by them as specified below.

2.3 Deliveries by Purchaser. Purchaser shall, at the Closing, deliver or cause to be delivered to the Company:

       2.3.1 Purchase Price. Payment of the balance of the Purchase Price, in accordance with Section 2.1.

       2.3.2 License Agreement. The license agreement described in Section
    7.1 in the form of Exhibit 2.3.2 attached hereto and made a part hereof.

       2.3.3 Opinion of Counsel. The opinion of counsel to Purchaser in the form and with respect to the matters identified in Exhibit 2.3.3 attached hereto and made a part hereof.

       2.3.4 Secretary's Certificate. A certificate of the Secretary of Purchaser certifying as to (a) a copy of the resolutions of the Board of Directors of Purchaser approving the transactions contemplated hereby and
    (b) the incumbency and authority of the officers of Purchaser executing this Agreement on behalf of Purchaser and the documents executed and delivered by Purchaser in connection therewith.

       2.3.5 Certificate. A certificate of the authorized officers of Purchaser, certifying that (a) the representations and warranties of Purchaser herein remain true and correct at the Closing Date and (b) Purchaser has complied with all agreements and covenants contained herein which are to be performed prior to the Closing Date.

       2.3.6 Other Documents. Such other certified resolutions, documents and certificates as are required to be delivered by Purchaser pursuant to the provisions of this Agreement.

2.4 Deliveries by the Company. The Company shall, at the Closing, deliver or cause to be delivered to Purchaser:

       2.4.1 Bill of Sale. A bill of sale, in form and substance satisfactory to Purchaser, transferring title to the Assets to Purchaser.

       2.4.2 Assignments of Trademarks, Licenses and Copyrights. Assignments, in form and substance satisfactory to Purchaser (and in a form that may be recorded in the applicable governmental records), transferring title to the Trademarks, Licenses and Copyrights, including the Trademark Sourcing Rights and the License Sourcing Rights.

       2.4.3 Opinions of Counsel. The opinions of counsel to the Company in the form and with respect to the matters identified in Exhibit 2.4.3 attached hereto and made a part hereof.

       2.4.4 Consents. Copies of all consents received from third parties relating to the transactions contemplated hereby.

       2.4.5 Secretary's Certificate. A certificate of the Secretary of the Company certifying as to (a) a copy of the resolutions of the Board of Directors and shareholders of the Company, approving the transactions contemplated hereby and (b) the incumbency and authority of the officers of the Company executing this Agreement on behalf of the Company and the documents executed and delivered by the Company in connection therewith.

       2.4.6 Amendment to the Company's Certificate of Incorporation. An amendment to the Company's Certificate of Incorporation changing its name to a name that is not confusingly similar to or a colorable imitation of the name "Munsingwear" or any of the Trademarks.

       2.4.7 Certificate. A certificate of the authorized officers of the Company, certifying (a) that the representations and warranties of the Company made herein remain true and correct at the Closing Date and (b) that the Company has complied with all agreements and covenants contained herein which are to be performed prior to the Closing Date.

       2.4.8 Possession. Possession of all of the Assets, together with all files, books and records relating to the Assets.

       2.4.9 Other Documents. Such other certified resolutions, documents and certificates as are required to be delivered by the Company pursuant to the provisions of this Agreement.

2.5 Intervening Litigation. If prior to the Closing Date any preliminary or permanent injunction or other order issued by a court of competent jurisdiction or by any other governmental authority shall restrain or prohibit this Agreement or the consummation of the transactions contemplated herein for a period of 15 days or longer, the Closing shall be adjourned at the option of either party for a period of 30 days, even though the adjourned date is after August 31, 1996. If at the end of such 30-day period such injunction or order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

In order to induce Purchaser to enter into and perform its obligations under this Agreement, and subject to the exceptions set forth on the Schedules attached hereto and made a part hereof (which exceptions shall be deemed representations and warranties hereunder), the Company hereby makes each of the representations and warranties to Purchaser as set forth below, each of which shall be deemed material (and Purchaser, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties notwithstanding any independent investigation):

3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. The Company is duly qualified or licensed to do business in good standing in the jurisdictions set forth on Schedule 3.1(a) attached hereto and made a part hereof, those being every jurisdiction in which the conduct of the Company's business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a material adverse effect on (a) the Assets, (b) the Business or (c) Purchaser's use of the Assets or conduct of the Business subsequent to the Closing Date (a "Material Adverse Effect"). True, complete and correct copies of the Company's charter and bylaws as presently in effect have been previously delivered to Purchaser. The Company has no subsidiaries. The corporate minute books of the Company have been made available to Purchaser, are complete and correct and contain all of the proceedings of the shareholders and directors of the Company.

3.2 Corporate Authority. The Company has full corporate power and authority to
(a) own the Assets, (b) to carry on the Business as presently conducted and (c) execute, enter into and carry out the provisions of this Agreement and the agreements contemplated hereby. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of all obligations of the Company under this Agreement and the agreements contemplated hereby has been, or, with respect to approval by shareholders of the Company prior to the Closing will be taken, all of which actions have been or will be in full compliance with applicable law, and this Agreement and the agreements contemplated hereby constitute the valid and legally binding obligation of the Company, enforceable in accordance with their respective terms, except as such validity, binding nature and enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights.

3.3 Assets. Schedules 1.1.1 through 1.1.5 hereto contain a complete and accurate description of the Assets and specify the nature of all of the Assets as of the date hereof. The property identified in said Schedules (i.e., the Assets) constitutes all of the personal property of any nature owned by the Company and used in the operation of the Business as conducted at this date and those assets which are necessary in order for Purchaser to operate the Business following the Closing Date, except, in either case, for the Excluded Assets. The Company presently has, and shall deliver to Purchaser at the Closing, good, valid and marketable title to every one of the Assets, whether tangible or intangible, free and clear of all liens, pledges, claims, conditional sales contracts, security interests or agreements, licenses, leases, mortgages or encumbrances of any nature whatsoever, subject to the Licenses and as set forth on the aforesaid Schedules. Except for the Licenses, the Company has not granted to any person any license or right, whether exclusive or nonexclusive, to market, sell, lease, license or use any of the Assets, and has not sold, transferred or conveyed, any of the right, title and interest, or any option to purchase or acquire any of its right, title or interest, in and to any of the Assets. All of the Licenses included in the Assets are transferable without the consent of the licensor thereof, except for those Licenses for which such consent has been received by the Company, or which will be delivered at the Closing. All of such consents are identified in Schedule 3.3 attached hereto and made a part hereof.

3.4 Customer Relationships. Attached hereto as Schedule 1.1.2 is a list of the Company's customers with respect to the Business as of the date hereof (the "Customers"). The Company is not aware that any of its Customers intends to reduce materially or terminate, during the 12 month period following the date of this Agreement, the amount of its business with the Company compared to that conducted during the fiscal year ended January 6, 1996, which reduction, individually or in the aggregate, would have a Material Adverse Effect.

3.5 Intellectual Property. Schedule 1.1.1 and Schedule 1.1.8 hereto set forth a true, correct and complete list of the Trademarks and Copyrights (the "Intellectual Property"). The Intellectual Property constitutes all of the intellectual property used by the Company in the Business, except for the Excluded Assets. The Company is the owner of, or otherwise has the free and unrestricted right to use, each of the Intellectual Property, free and clear of all liens, encumbrances, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever, except as set forth on Schedules 1.1.1, 1.1.3, 3.5 and 3.14. The consummation of the transactions contemplated hereby will not cause the termination, expiration, breach or modification of any of the Intellectual Property. Except as set forth on
Schedule 3.14 attached hereto and made a part hereof, there are no pending or threatened claims against the Company alleging that the use of the Intellectual Property infringes or conflicts with the rights of others under patents, trademarks, copyrights, trade secrets or other proprietary rights and the Company's use of the Intellectual Property in the Business does not infringe or conflict with the trademarks or copyright rights of others. The Company has taken all reasonable steps to maintain its interest in the Trademarks, to protect its interests from infringement by third parties, and to protect against dissemination any trade secrets or confidential information relating to the Assets. Subject to Schedule 1.1.3, the Company has not entered into any consents, settlement agreements, undertakings or other agreements that relate to the use, registration or scope of protection to be afforded to the Intellectual Property. Subject to Schedule 1.1.3, no interest in any Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company to any other party. Although Purchaser is not acquiring the Excluded Trademarks at present, and thus may not sell goods utilizing the Trademarks in countries covered by an Excluded Trademark, except as described on Schedule 1.1.1(a), Purchaser may manufacture and export goods utilizing any of the Trademarks in and from any country protected by an Excluded Trademark.

3.6 Licenses. Schedule 1.1.3(a) hereto sets forth a true, correct and complete list of the Licenses, including a schedule designating the recordal of licenses and security interest agreements with business and governmental bodies, along with documentation and expiration dates, where appropriate. A complete and accurate copy of each License has been delivered to Purchaser. All of the Licenses are valid, binding and enforceable in accordance with their respective terms (except as such validity, binding nature and enforceability may be affected by applicable by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights) and were entered into in the ordinary course of business on an "arms-length" basis. The Company is not in breach of or in default under any License, no action or claim is pending, and to the Company's knowledge, no notice of any such claim or action has been received which threatens to revoke, modify or terminate any License, except as set forth in Schedule 3.14, and to the best of the Company's knowledge, no occurrence or circumstance exist which constitutes (with or without the giving of notice or the lapse of time or both) a breach or default by the other party thereto. The consummation of the transactions contemplated hereby, except as set forth on Schedule 3.3, will not cause the termination, expiration, breach or modification of any of the Licenses and the Company has not been notified or advised by any party to a License of such parties intention or desire to terminate or modify any License. Except as set forth on Schedule 1.1.3(a), no License prohibits or will prohibit Purchaser from manufacturing and exporting goods utilizing the Trademarks in or from the country which is the subject of such License.

3.7 ERISA. For purposes of this Agreement, the term "Benefit Plan" means any employee benefit plan, including, without limitation, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or with respect to which the Company has had any direct or indirect, fixed or contingent liability. Neither the Company, nor Purchaser following the date of this Agreement, shall have, at any time hereafter, any unpaid liability for contributions or payments to any Benefit Plan. No Benefit Plan is (i) a "multi-employer" plan within the meaning of the Internal Revenue Code of 1986, as amended or ERISA or the regulations promulgated thereunder or (ii) a "multiple employer plan," as defined in ERISA. The Company has received no notice that it is not in full compliance with any of the requirements of ERISA and its regulations and to the best of the Company's knowledge there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, with respect to the Company.

3.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual report on Form 10-K for the fiscal year ended January 6, 1996 (the "1995 10-K") and, upon delivery to Purchaser, the Audited Financial Statements (as hereinafter defined) required by Section 5.4, fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). All such financial statements comply with the requirements of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

3.9 Absence of Changes. Since January 6, 1996, there has not been:

       3.9.1 Material Changes. any adverse change in the Assets or in the liabilities, financial condition or operations of the Business except for changes in the ordinary course of business which have not and may not, either individually or in the aggregate, result in a Material Adverse Effect;

       3.9.2 Sale of Assets: Permitted Liens. any sale, assignment, transfer or lease of any of the Assets, other than in the ordinary course of business, or any lien or encumbrance created on any of the Assets except for liens for taxes not yet due and payable and except for continuations of existing mortgages, deeds of trust, security interests or other encumbrances;

       3.9.3 Transactions Outside Ordinary Course of Business. any other transaction relating to the Business other than in the ordinary course of the Business, except as contemplated by this Agreement or the Right of First Refusal Agreement described in Section 7.3;

       3.9.4 Other Events. any other event or condition of any character which has or is likely to have a Material Adverse Effect; or

       3.9.5 Agreements. any agreement or commitment by the Company to do any of the things described in this Section 3.9.

3.10 Taxes. The Company has accurately prepared and timely filed in all material respects all federal, state and local income tax returns and other tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to said returns or applicable law or pursuant to any assessment which has been levied upon its assets, business or operations. The Company has not waived or extended any applicable statute of limitations relating to the assessment of federal, state or local taxes and no examinations of the federal, state or local tax returns of the Company are currently in progress nor, to the best knowledge of the Company, is any such examination threatened.

3.11 SEC Filings. The Company has delivered to Buyer a true and correct copy of the 1995 Form 10-K. As of its filing date, the 1995 Form 10-K did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.12 No Default. The Company is not in violation, breach, or default of any term or provision of its Certificate of Incorporation or Bylaws, or of any term or provision of any state or federal judgment, decree or order applicable to or binding upon it. The execution, delivery and performance of and compliance by the Company with this Agreement and the other agreements contemplated hereby (assuming approval by the Company's shareholders), will not result in any such violation or constitute a default under (or an event which with notice or lapse of time or both would constitute an event of default) or result in (a) the termination, expiration, breach or modification, or accelerate the performance required by, any such term or provision or any term or provision of (i) except as set forth on Schedule 3.3, any of the Licenses, or (ii) any other agreement related to the Business; or (b) the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the Assets, which violation, conflict, default, termination, acceleration or creation in the cases of subsections
(a)(ii) and (b), would have a Material Adverse Effect.

3.13 Compliance With Laws. The Company is in compliance with, and has received no notice of any violation of, any applicable federal, foreign, state or local statute, law, rule, ordinance or regulation affecting the use of the Assets and conduct of the Business.

3.14 Litigation. Except as set forth on Schedule 3.14, no litigation, proceeding, suit, action or controversy is pending or threatened by or against the Company before any court or administrative or governmental agency relating to the Assets of the Business nor which if adversely determined would have a Material Adverse Effect, nor, to the knowledge of the Company, is there any basis for any such litigation, proceeding or controversy by or against the Company before any court or administrative or governmental agency.

3.15 Consents. The Company has obtained or, prior to the Closing will obtain, all consents, authorizations, approvals, orders, registrations and qualifications from, and made all filings with, any third party, including, without limitation, all customers, and any public, governmental, administrative or regulatory authority, agency or body required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the other agreements contemplated hereby by the Company. Such consents, authorizations, approvals, orders, registrations, qualifications and filings are identified on Schedule 3.3.

3.16 Finders. Except as set forth on Schedule 3.16, the Company has not employed or engaged any broker, finder or similar intermediary in connection with the transactions contemplated herein, and no such person is entitled, as a result of the Company's actions, to any fee or commission payable by the Company based upon the consummation of the transactions contemplated hereby.

3.17 Advertising Materials. Schedules 1.1.4 and 1.1.5 include a list of all Advertising Materials and Archives and Disks used by the Company in connection with the Business. All of the items on such Schedule are suitable for the purposes for which they are intended and in good condition and repair, ordinary wear and tear excepted.

3.18 Disclosure. No representation or warranty by the Company contained in this Agreement nor any other written statement or certificate furnished or to be furnished by the Company pursuant hereto or in connection with the transactions contemplated hereby, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

In order to induce the Company to enter into and perform its obligations under this Agreement, Purchaser hereby represents, warrants and covenants to the Company as set forth below.

4.1 Corporate Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. Purchaser is duly qualified or licensed to do business in good standing in the jurisdictions in which the conduct of Purchaser's business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a material adverse effect on Purchaser's assets, liabilities, operations or financial position, except for consents which will be obtained by Purchaser prior to Closing.

4.2 Corporate Authority. Purchaser has full corporate power and authority to (a) own its properties and assets, (b) carry on its business as presently conducted and (c) to enter into and carry out the provisions of this Agreement and the other agreements contemplated hereby. All corporate action on the part of Purchaser necessary for the authorization, execution, delivery and performance of all obligations of Purchaser under this Agreement and the other agreements contemplated hereby, has been taken, all of which actions have been in full compliance with applicable law, and this Agreement and the other agreements contemplated hereby constitute the valid and legally binding obligation of Purchaser, enforceable in accordance with their respective terms, except as such validity, binding nature and enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights.

4.3 Consents. Purchaser has obtained or, prior to the Closing will obtain, all consents, authorizations, approvals, orders, registrations and qualifications from, and has made all filings with, any third party, including, without limitation, any public, governmental, administrative or regulatory authority, agency or body required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement and the other agreements contemplated hereby by Purchaser.

4.4 No Default. Purchaser is not in violation, breach, or default of any term or provision of its Articles of Incorporation or Bylaws, or of any term or provision of any state or federal judgment, decree or order applicable to or binding upon it. The execution, delivery and performance of and compliance by Purchaser with this Agreement and the other agreements contemplated hereby by Purchaser will not result in any such violation or constitute a default under (or an event which with notice or lapse of time or both would constitute an event of default) or result in (a) the termination, expiration, breach or modification of, or accelerate the performance required by, any such term or provision or any term or provision of any contract material to the operation of Purchaser's business, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Purchaser, which violation, conflict, default, termination, acceleration or creation would have a material adverse effect on Purchaser's assets, liabilities, operations or financial position, except for consents which will be obtained by Purchaser prior to Closing.

4.5 Finders. Purchaser has not employed or engaged any broker, finder or similar intermediary in connection with the transactions contemplated herein, and no such person is entitled, as a result of Purchaser's actions, to any fee or commission payable by Purchaser based upon the consummation of the transactions contemplated hereby.

5. COVENANTS OF COMPANY.

The Company further agrees as follows:

5.1 Conduct of Business. From the date hereof and through the Closing Date, the Company will use its best efforts to preserve the Assets and the Business intact, to keep available to the Company the services of the Company's present employees engaged in the Business, to preserve the Company's good will and relationships with the Business customers, retailers, dealers, suppliers and others having dealings with the Company with respect to the Business, and to operate the Business of the Company diligently, in good faith and in accordance with past practices. The Company shall also maintain and preserve its corporate existence and all rights, privileges, franchises, Trademarks, licenses and other authority and rights adequate for the conduct of the Business (including the timely prosecution of actions against people or entities who infringe on the Company's Trademarks in a manner consistent with past practices), and comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority with respect to the Business. The Company shall not enter into any transaction with respect to the Business (including, without limitation, any license agreement for the Trademarks (other than pending license agreements described on Schedule 1.1.3)), other than in the ordinary course of business, or create, incur or permit to exist any mortgage, deed of trust, security interest or other encumbrance of any kind upon or on any of the Assets other than continuations of existing mortgages, deeds of trust, security interests or other encumbrances. Purchaser acknowledges the Company has the right to enter into any transactions prior to the Closing relating to any portion of its business other than the Assets, subject to the rights granted by the Company to Purchaser in the Right of First Refusal Agreement described in
Section 7.3.

5.2 Hart-Scott-Rodino Filing. The Company shall promptly prepare and file with the Federal Trade Commission ("FTC") and with the United States Department of Justice ("Justice Department"), the Notification and Report Form required with respect to the transactions contemplated hereby under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). The Company shall furnish to Purchaser copies of the Notification and Report Form, and shall promptly notify Purchaser of any request by the FTC or Justice Department for additional information with respect to such filings. Purchaser shall promptly respond to any such request. Such filings shall conform to the requirements of the HSR Act and the rules promulgated thereunder applicable to the Company. The filing fee payable in connection with such filing shall be paid by Purchaser.

5.3 Trade Secrets and Confidentiality. The Company agrees that at all times hereafter (including at all times after the Closing Date), it will not use for its own benefit or disclose, communicate or divulge to, or use for the direct or indirect benefit of any other person, firm, corporation, business or entity any confidential information regarding the use of the Assets in the Business, including but not limited to any information relating to the customers, retailers, trade practices, trade secrets or know-how associated with or relevant to the Business. The parties acknowledge that all of these items constitute trade secrets.

5.4 Financial Statements.

       5.4.1 Audited Financial Statements. The Company shall prepare, within 60 days following the Closing, at its cost, audited consolidated financial statements relating to the Assets and the Business, for such periods as required by Regulation S-X promulgated by the Securities and Exchange Commission (the "Audited Financial Statements"). The Audited Financial Statements shall (a) be prepared by a firm of independent accountants selected by the Company, (b) be in conformity with generally accepted accounting principles consistently applied throughout the periods covered hereby, and (c) comply with the requirements of Regulation S-X. Upon delivery of the Audited Financial Statements to Purchaser, the representations and warranties set forth in Section 3.7 shall apply to the Audited Financial Statements.

       5.4.2 Interim Financial Information. From the date hereof and through the Closing Date, the Company shall supply Purchaser with such interim unaudited financial information related to the Assets and the Business as Purchaser may request and the Company regularly prepares in the ordinary course of its business.

5.5 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable and in any event on or before August 31, 1996 for the purpose of voting on the approval and adoption of this Agreement and the transactions contemplated hereby. The directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the transactions contemplated hereby by the Company's stockholders. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC, and will thereafter mail to its stockholders as promptly as practicable, a Proxy Statement and all other proxy materials for such meeting, (b) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (c) will otherwise comply with all legal requirements applicable to such meeting.

5.6 Customers. Following the Closing Date, the Company will use its best efforts to ensure an orderly transition in transferring to Purchaser the Company's relationships with the Customers, including, without limitation, preparing and distributing to the Customers a mutually agreed notification of the sale.

5.7 Employees. Except for employees of the Company who are hired by Purchaser, at all times hereafter (including all times after the Closing Date), the Company shall be responsible for all costs relating to the termination of employment of any of its employees, including, without limitation severance pay and unpaid vacation in accordance with existing arrangements with such employees.

5.8 Taxes. The Company shall pay all taxes, including, without limitation sales and use taxes, resulting from the consummation of the transactions contemplated hereby.

5.9 Prorations. All charges, if any, that may be assessed by law against the owner of the Assets, including without limitation personal property taxes, shall be prorated at the Closing Date, with the Company paying and being responsible for all charges relating to the period ending on the Closing Date, and Purchaser paying and being responsible for all such charges accruing after the Closing Date.

5.10 Mail; Bank Accounts. After the Closing, Purchaser and the Company shall jointly review all mail, payments, deliveries or other correspondence addressed to the Company which relate to the use of the Assets or the Business. Any of such mail, payments, deliveries or correspondence as relates to any of the Assets, shall be forwarded to, retained by, and shall be the property of Purchaser. To the extent any of such materials relate to any liabilities not being assumed by Purchaser hereunder, or to the affairs of the Company unrelated to the Assets being acquired by Purchaser, such material shall be retained by and shall be the property of the Company. In any event, each party shall be entitled to receive and retain a photocopy of all such materials, to the extent they relate to the Assets or the Business. All telephone inquiries and other verbal communications made with respect to the use of the Assets in the Business shall promptly be referred by the Company to Purchaser and its representatives.

5.11 Change of Name. Concurrently with the Closing, the Company shall file with the appropriate authorities such documents as are required to change its corporate name to a name which does not include the word "Munsingwear", any derivative thereof or any colorable imitation, any of the Trademarks, any derivative thereof or any colorable imitation, or any name deceptively similar to any of the foregoing. Following the Closing, except pursuant to the License Agreement described in Section 7.2, the Company shall not use any fictitious name or trade name which includes the word "Munsingwear", any derivative thereof or any colorable imitation, any of the Trademarks, any derivative thereof or any colorable imitation, or any name deceptively similar to any of the foregoing.

5.12 Due Diligence Investigation. From the Date of this Agreement until Closing or termination of this Agreement, the Company will grant to Purchaser, its agents and representatives, reasonable access at reasonable times (upon reasonable advance notice) to all of the properties, books, accounting, financial and statistical records, corporate records and other business files of the Company relating to the Company's use of the Assets in the Business for purposes of examining the same in connection with the transactions contemplated hereby. The Company shall and shall cause its officers, employees and auditors to cooperate fully with such due diligence investigation.

6. COVENANTS OF PURCHASER.

6.1 HSR Act Filings. Purchaser shall promptly prepare and file with the FTC and with the Justice Department, the Notification and Report Form required with respect to the transactions contemplated hereby under the provisions of the HSR Act. Purchaser shall furnish to the Company copies of the Notification and Report Form, and shall promptly notify the Company of any request by the FTC or Justice Department for additional information with respect to such filings. The Company shall promptly respond to any such request. Such filings shall conform to the requirements of the HSR Act and the rules promulgated thereunder applicable to Purchaser. The filing fee payable in connection with such filing shall be paid by the Purchaser.

6.2 Trade Secrets and Confidentiality. Purchaser agrees that at all times hereafter (including at all times after the Closing Date), it will not use for its own benefit or disclose, communicate or divulge to, or use for the direct or indirect benefit of any other person, firm, corporation, business or entity any confidential information regarding the use of the Company's ASI/Premium Specialty Markets business, including but not limited to any information relating to the customers, retailers, trade practices, trade secrets or know-how associated with or relevant to the ASI/Premium Specialty Markets business. The parties acknowledge that all of these items constitute trade secrets.

6.3 Employees. Purchaser shall provide the Company with a list of the Company's employees whom Purchaser wishes to hire not less than ten days before the Closing Date.

7. ADDITIONAL AGREEMENTS.

7.1 Management Agreement. Upon execution of this Agreement, the Company and Purchaser shall enter into the Management Agreement in the form of Exhibit
7.1 attached hereto and made a part hereof.

7.2 License Agreement. At Closing, the Company and Purchaser will enter into the License Agreement in the form of Exhibit 2.4.4, pursuant to which, among other matters, Purchaser will license to the Company use of the "Munsingwear" and "Penguin" trademarks for sales to the ASI Premium/Specialty Market.

7.3 Right of First Refusal. Upon execution of this Agreement, the Company and Purchaser shall enter into the Right of First Refusal Agreement in the form of
Exhibit 7.3, pursuant to which, among other matters, the Company shall grant Purchaser a right of first refusal to (a) acquire the Excluded Trademarks and Excluded Licenses, and (b) purchase the Company's ASI Premium/Specialty Markets business.

7.4 Confidentiality. The confidentiality agreement dated March 1, 1996 heretofore executed by the Company and Purchaser shall remain in effect until the earliest to occur of (a) the Closing Date or (b) April 30, 1998.

7.5 Disclosure Restrictions. Purchaser and the Company will consult with each other before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated hereby, and neither shall issue any such press release or make any such public statement without the prior consent of the other, except as may be required by applicable law.

7.6 Acquisition Proposals. The Company shall not, and shall use its best efforts to cause its officers, directors and employees and any attorney, accountant, or other agent retained by it not to (i) initiate, encourage or solicit, directly or indirectly, the making of any proposal or offer (an "Acquisition Proposal") to acquire all or any significant part of the Assets, whether by merger, purchase of securities or assets, tender offer or otherwise (an "Acquisition Transaction"), or initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal or
(ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Proposal. Notwithstanding the foregoing, the Company may (i) furnish or cause to be furnished information subject to a confidentiality agreement in a form substantially similar to that previously executed by Purchaser and (ii) in response to an Acquisition Proposal, issue a communication to its security holders of the type contemplated by Rule 14d-9(e) or 14e-2 under the Exchange Act or otherwise communicate the Board's position with respect to such Acquisition Proposal to the stockholders of the Company, and (iii) participate in discussions and/or negotiations with persons who have sought the same, if the Company's Board of Directors determines, based as to legal matters on the advice of outside legal counsel, and as to financial matters on the opinion of an investment banking firm, that the failure to furnish such information or to hold discussions and/or negotiations with such entity or group or to take and disclose such position would be inconsistent with the proper exercise of the fiduciary duties of the Company's Board of Directors. In the event the Company receives an Acquisition Proposal, it shall promptly inform Purchaser as to the material terms thereof.

       7.7 Expenses.

       7.7.1 Except as set forth in this Agreement, each party will be responsible for its own expenses in connection with the transactions contemplated hereby.

       7.7.2 The Company shall pay Purchaser the sum of $1.0 million (the "Termination Fee") in addition to returning Purchaser's Deposit, promptly upon receipt of a written request therefor from Purchaser after the termination of this Agreement as a result of the occurrence of any of the events set forth below (a "Trigger Event"):

           (i) the Company shall have entered into, or shall have publicly announced its intention to enter into an agreement or an agreement in principle with respect to any Acquisition Proposal; or

           (ii) the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of this Agreement.

       7.7.3 Any payment required by Section 7.7.2 shall become payable within two business days after termination of the Agreement.

       7.7.4 The Company acknowledges that the agreements contained in this
    Section 7.7 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee when due, the Company shall in addition thereto pay to Purchaser all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee, as the case may be, together with interest on the amount of such Termination Fee (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Purchaser at the prime rate reported in The Wall Street Journal from time to time during such period.

8. CONDITIONS TO CLOSING.

8.1 Conditions to Obligations of Purchaser. The obligation of Purchaser to purchase and pay for the Assets shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions (any of which may be waived in the sole and absolute discretion of Purchaser):

       8.1.1 Representations and Warranties. All of the representations and warranties of the Company made herein shall be true, accurate and correct at the Closing Date.

       8.1.2 Compliance with Agreement. The Company shall have complied with all agreements and covenants contained herein which are to be performed prior to the Closing Date.

       8.1.3 Corporate Approval. This Agreement and the transactions contemplated hereby shall have been approved by the directors and stockholders of the Company in accordance with Delaware law.

       8.1.4 Consents. The Company shall have received, at or prior to the Closing, all consents required from any third party with respect to the sale of the Assets, and the consummation of the transactions contemplated hereby.

       8.1.5 HSR Act. Any applicable waiting period under the HSR Act relating to the purchase of the Assets shall have expired.

       8.1.6 Due Diligence Examination. Within 45 days of the date of this Agreement, Purchaser shall have determined that the results of the "due diligence" examination performed by Purchaser are satisfactory to Purchaser, in its reasonable discretion.

       8.1.7 Absence of Material Adverse Changes. There shall have been no Material Adverse Effect.

       8.1.8 No Proceeding or Litigation. There shall not be in effect any injunctions, orders or other decrees of any court or governmental body or any material pending or threatened litigation or proceeding prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

       8.1.9 Additional Instruments. The Company shall have delivered to Purchaser such agreements and instruments, in recordable and/or fileable form, as are necessary for the purpose of reflecting on the records of any applicable governmental agency the transfer of those registered trademarks and pending applications which are included in the Assets. Such agreements and instruments shall be in form and substance reasonable satisfactory to Purchaser.

8.2 Conditions to Obligations of the Company. The obligation of the Company to sell the Assets shall be subject to and conditioned upon the satisfaction at the Closing Date of each of the following conditions (any of which may be waived in the sole and absolute discretion of the Company):

       8.2.1 Representations and Warranties. The representations and warranties of Purchaser made herein shall be true and correct as of the Closing Date.

       8.2.2 Compliance with Agreement. Purchaser shall have complied with all obligations set forth herein to be performed prior to the Closing Date.

       8.2.3 Corporate Approvals. This Agreement and the transactions contemplated hereby shall have been approved by the directors of Purchaser in accordance with Florida law.

       8.2.4 Consents. Purchaser shall have received at or prior to the Closing, all consents required from any third party with respect to the sale of the Assets and the consummation of the transactions contemplated hereby.

       8.2.5 HSR Act. Any applicable waiting period under the HSR Act relating to the purchase of the Assets shall have expired.

       8.2.6 No Proceeding or Litigation. There shall not be in effect any injunctions, orders or other decrees of any court or governmental body or any material pending or threatened litigation or proceeding prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

9. TERMINATION AND ABANDONMENT.

9.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

       (a) by mutual consent of Purchaser and the Company;

       (b) by Purchaser and the Company if this Agreement is not consummated on or before August 31, 1996; provided that if any party has breached or defaulted with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section, and the other party to this Agreement may at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law;

       (c) by Purchaser, if as of the Closing Date, any of the conditions specified in Section 8.1 have not been satisfied in any material respect;

       (d) by the Company, if as of the Closing Date, any of the conditions in Section 8.2 have not been satisfied in any material respect;

       (e) by either the Company or Purchaser, if there shall be any law or regulation that makes consummation of the Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Purchaser or the Company from consummating the Agreement is entered and such judgment, injunction, order or decree shall become final and nonappealable;

       (f) by Purchaser, if there has been a material breach on the part of the Company of the representations, warranties or agreements of the Company contained herein which cannot be or has not been cured within 10 days after written notice by Purchaser to the Company of such breach;

       (g) by the Company, if there has been a material breach on the part of Purchaser of the representations, warranties or agreements of Purchaser contained herein which cannot be or has not been cured within 10 days after written notice by the Company to Purchaser of such breach; or

       (h) by Purchaser, upon the occurrence of any Trigger Event described in Section 7.7.2 hereof.

       The party desiring to terminate this Agreement pursuant to this Section
    9.1 shall give written notice of such termination to the other party in accordance with Section 12.3.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 7.4,
7.7 and 2.1.2 shall survive the termination hereof.

10. INDEMNIFICATION.

10.1 Indemnification By the Company. The Company shall indemnify, defend and hold harmless Purchaser against and in respect of any and all claims, demands, losses, liabilities, judgments, costs, expenses and obligations, including, without limitation, interest, penalties and reasonable attorneys's fees (collectively, "Purchaser Losses"), suffered or incurred by Purchaser which arise, result from or relate to: (a) any breach of, or failure by the Company to fulfill or perform any of its representations, warranties, covenants or agreements in this Agreement, or in any exhibit, schedule or other instrument furnished under this Agreement, (b) the operation or conduct of the Business through the Closing Date, or (c) any of the liabilities or obligations of the Company, which are not expressly assumed hereunder; provided, however that

       (a) indemnification shall not be payable by the Company unless and until the aggregate amount of all claims for indemnification by Purchaser hereunder exceeds $250,000 and unless the claims for indemnification are received by the Company prior to the expiration of 18 months from the Closing Date; and

       (b) the Company's indemnification obligations under this Section 10.1 shall be limited to $5,000,000 in total payments for all claims by Purchaser.

10.2 Indemnification By Purchaser. Purchaser hereby covenants and agrees with the Company, that Purchaser shall indemnify, defend and hold harmless the Company against and in respect of any and all claims, demands, losses, liabilities, costs, expenses and obligations, including, without limitation, interest, penalties and reasonable attorneys' fees (collectively, "Company Losses") suffered or incurred by the Company which arise, result from or relate to any breach of or failure of Purchaser to fulfills or perform any of its representations, warranties, covenants or agreements in this Agreement, or in any exhibit or other instrument furnished or to be furnished under this Agreement; provided, however, that

       (a) indemnification shall not be payable by Purchaser unless and until the aggregate amount of all claims for indemnification by the Company hereunder exceeds $250,000 and unless the claims for indemnification are received by Purchaser prior to the expiration of 18 months from the Closing Date; and

       (b) Purchaser's indemnification obligations under this Section 10.1 shall be limited to $5,000,000 in total payments for all claims by the Company.

10.3 Defense of Claims. In the event that a claim, demand or assessment is made or threatened against a party to this Agreement (for purposes of this Section 10.3, the "Indemnitee") which the Indemnitee believes is subject to indemnification by the other party (the "Indemnitor"), the Indemnitee shall promptly notify the Indemnitor of such claim, demand or assessment and shall provide the Indemnitor with a reasonable opportunity to defend the same at the Indemnitor's own expense and with mutually acceptable counsel; provided that the Indemnitee shall at all times also have the right to fully participate in the defense of such claim, demand or assessment at its own expense. If the Indemnitor shall, within a reasonable time after receipt of notice, fail to defend the threatened claim, demand or assessment, Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise and settle the claim, demand or assessment; provided, however, that Indemnitee shall not compromise or settle any such claim, demand or assessment without the prior written consent of Indemnitor, which consent shall not be unreasonably withheld. If the claim is one that cannot by its nature be defended solely by Indemnitee, Indemnitor shall make available all information and assistance that Indemnitee may reasonably request in connection with such defense.

11. POST-CLOSING OBLIGATIONS.

11.1 Further Assurances. The Company covenants and agrees to make, execute and deliver to Purchaser any and all powers of attorney and other authority which the Company may lawfully make, execute and deliver, in addition to any such powers and authorities as are contained herein, which may be or become necessary, proper or convenient to enable Purchaser to reduce to possession, collect, enforce, own or enjoy any and all rights and benefits in, to, with respect to, or in connection with, the Assets, or any part or portion thereof, and upon Purchaser's request, to take in the Company's name, any and all steps and to do any and all things which may be or become lawful and necessary, proper, convenient or desirable to enable Purchaser to reduce to possession, collect, enforce, own and enjoy any and all rights and benefits in, to, with respect to, or in connection with, the Assets, and each and every part and portion thereof. The Company also covenants and agrees with Purchaser, its successors and assigns, that the Company will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all further acts, instruments, papers and documents as may be necessary to carry out and effectuate the intent and purposes of this Agreement.

11.2 Payment of Liabilities. The Company shall satisfy and discharge as the same shall become due, all of its liabilities, obligations, debts, accounts payable and commitments including but not limited to tax liabilities, not specifically assumed by Purchaser.

11.3 Existing Bookings. Following the Closing Date, the Purchaser will use its best efforts to fulfill existing bookings and sourcing commitments for the sale of apparel.

11.4 Use of Software. The Company shall grant Purchaser the right to use the Business' software without charge until six months after the Closing Date.

11.5 Access to Records. The Company shall preserve for a period of at least seven years after the Closing Date all original documents evidencing the Assets or the Business or the use of the Assets in the Business, and all other original books, files, papers, records and other data regarding Purchaser, in a usual, regular and ordinary manner consistent with past practices of the Company. The Company shall, subject to such reasonable limitations as may be necessary to protect the Company's proprietary information, at Purchaser's sole expense and on reasonable prior notice to the Company, (i) afford to Purchaser, and its counsel, accountants, consultants and other representatives reasonable access during normal business hours to examine, inspect and copy any books, records and original documents of the Company to the extent necessary in order for Purchaser to comply with or respond to any audit, investigation or other governmental investigation or inquiry, and (ii) cooperate with reasonable requests of Purchaser with respect to the use of such documents transferred hereunder for such purposes.

12. MISCELLANEOUS.

12.1 Survival of Warranties. All agreements, representations and warranties of the parties made herein (including the exhibits attached hereto) shall survive the execution and delivery of this Agreement and the Closing, subject to any limitation with respect thereto set forth herein, for a period of 18 months from the Closing Date.

12.2 Modification. This Agreement may not be amended, waived or modified except in writing executed by the parties hereto.

12.3 Notices. All notices under this Agreement shall be in writing, and may be delivered by hand or sent by mail, facsimile transmission or overnight courier. Notices sent by mail shall be sent by certified mail, return receipt required, and shall be deemed received on the date of receipt indicated by the receipt verification provided by the national postal service. Notices delivered by overnight courier shall be deemed received on the date of receipt indicated by the verification provided by the courier. Notices sent by facsimile transmission shall be deemed received the day on which sent, and shall be conclusively presumed to have been received in the event that the sender's copy of the facsimile transmission contains the "answer back" of the other party's facsimile transmission. Notices shall be effective upon receipt. Notice shall be given, mailed or sent to the parties at the following addresses:



 To the Company:      Munsingwear, Inc.
                      8000 West 78 Street
                      Suite 400
                      Minneapolis, Minnesota 55439
                      Attn: Lowell Fisher, Chairman

With a copy to:       Lindquist & Vennum 4200 IDS Center
                      Minneapolis, Minnesota 55402
                      Attn: John R. Houston, Esq.

Purchaser:            Supreme International Corporation
                      7495 N.W. 48th Street
                      Miami, Florida 33166
                      Attn: George Feldenkreis, Chairman

With a copy to:       Broad and Cassel
                      201 S. Biscayne Boulevard
                      Miami Center -- Suite 3000
                      Miami, Florida 33131
                      Attn: Dale S. Bergman, Esq.



Any party hereto may designate any other address for notices given it hereunder by written notice to the other party given at least ten(10) days prior to the effective date of such change.

12.4 Severability. Any provision of this Agreement which is deemed to be invalid, illegal or unenforceable in any Jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

12.5 Applicable Law. This Agreement and the rights and obligations of the parties hereto shall be governed by the laws of the State of Delaware.

12.6 Assignability. This Agreement may not be assigned by either party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

12.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.8 Headings. The various headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

12.9 Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior agreements, representations and understandings.

12.10 Further Assurances. Subsequent to this date, each of the parties hereto shall, without charge to the other, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated hereby.

12.11 Attorneys' Fees in Event of Dispute. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other reasonable costs incurred in that action or proceeding, in addition to any other relief to which she. he, it or they may be entitled.

12.12 Waivers. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing, by the party making the waiver.

IN WITNESS WHEREOF, the parties hereto have executed and entered into this Agreement on the date first above written.

 "Purchaser":                       SUPREME INTERNATIONAL
                                    CORPORATION, a Florida corporation

                                    By: /s/ George Feldenkreis
                                    Chairman of the Board and Chief
                                    Executive Officer

"The Company":                      MUNSINGWEAR, INC., a Delaware corporation

                                    By: /s/ Lowell M. Fisher
                                    Chief Executive Officer




LIST OF EXHIBITS




  EXHIBIT NUMBER     DESCRIPTION

       2.3.2         License Agreement

       2.3.3         Opinion of Purchaser's Counsel

       2.4.3         Opinions of the Company's Counsel

       7.1           Management Agreement

       7.3           Right of First Refusal Agreement




                                                                     EXHIBIT B

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

Munsingwear, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Munsingwear, Inc. (the "Company") held on July 24, 1996, a resolution was duly adopted setting forth an amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

       RESOLVED, that an amendment to Article I of the Company's Certificate of Incorporation is hereby approved by the Board of Directors, and Article I is hereby amended and restated to read as follows:

                                 "ARTICLE I.

                                     NAME

              The name of the Corporation is PremiumWear, Inc."



SECOND: That on September 6, 1996, at an Annual Meeting, a majority of the stockholders of the Company consented to and approved the resolution adopted by the Board of Directors.



THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Lowell M. Fisher, its President, this day of September, 1996.




                                           MUNSINGWEAR, INC.


                                           By Lowell M. Fisher
                                           President and Chief Executive Officer




                                                                     EXHIBIT C



                                  May 22, 1996



Board of Directors
Munsingwear, Inc.
8000 West 78th Street
Minneapolis, MN 55439


Dear Sirs:


We understand that Munsingwear, Inc. ("Munsingwear") is considering entering into an Agreement (the "Agreement") dated as of May 22, 1996 which provides, subject to the terms and conditions thereof, that Supreme International ("Supreme") will acquire certain assets of the Company (the "Assets") and assume certain related liabilities of the Company (the "Liabilities").


You have requested our opinion with respect to the fairness, from a financial point of view, of the consideration proposed to be received by Munsingwear from Supreme pursuant to the Agreement.

In preparing our opinion, we reviewed and analyzed: (i) the Agreement; (ii) certain publicly available business, financial and trading information relating to Munsingwear, Supreme, and the retail golf apparel and related industries: and
(iii) certain other information, including financial projections made by management of Munsingwear and various valuation analyses which we believe to be relevant to our inquiry. In addition, we have participated in discussions among representatives of Munsingwear and Supreme and their respective legal advisors and had discussions with management of Munsingwear concerning the operations, assets, liabilities, present condition and future prospects of Munsingwear and undertook such other studies, analyses and investigations as we deemed appropriate.

Each methodology used to value the Assets resulted in an implied range of values. In arriving at our opinion, we did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each.


We have assumed and relied upon the accuracy and completeness of the financial and other information furnished to us for the purposes of this opinion without independent verification. In arriving at our opinion, we have not made nor obtained any evaluations or appraisals of the Assets or Liabilities. Our opinion is necessarily based upon the particular market and economic situation of Munsingwear and on other conditions as they exist on, and can be evaluated as of, the date of this letter. Our opinion relates solely to the fairness, from a financial point of view, of the consideration to be received by Munsingwear pursuant to the Agreement and does not address Munsingwear's underlying business decision to effect the transactions contemplated by the Agreement.


We have acted as financial advisor to the Board of Directors of Munsingwear and will receive a fee for our services, a portion of which is contingent upon closing of the transaction pursuant to the Agreement. In addition, Munsingwear has agreed in our engagement agreement to indemnify us against certain liabilities which may arise from rendering this opinion.


Based upon and subject to the foregoing, we are of the opinion that as of the date hereof, the consideration to be received by Munsingwear from Supreme in respect of the sale of the Assets and the assumption of the Liabilities pursuant to the Agreement is fair, from a financial point of view, to Munsingwear.


The opinion is for the use and benefit of the Board of Directors of Munsingwear and is rendered to the Board of Directors in connection with its consideration of the Agreement. We express no opinion concerning the Management Agreement and the License Agreement as defined in the Agreement. This opinion is not intended to be and does not constitute a recommendation to any Munsingwear shareholder as to how such shareholder should vote with respect to the Agreement.

                                     Very truly yours,

                                     By: /s/ C. BARRY SCHAEFER
                                             C. Barry Schaefer
                                             Managing Director




                              MUNSINGWEAR, INC.
        8000 West 78th Street, Suite 400, Minneapolis, Minnesota 55439

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated August 16, 1996, hereby appoints Lowell M. Fisher and Gerald E. Magnuson as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote as designated below, all shares of Common Stock of Munsingwear, Inc. held of record by the undersigned on July 16, 1996, at the Annual Meeting of Stockholders to be held on September 6, 1996, at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota 55439.


THE MUNSINGWEAR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE FOLLOWING
PROPOSALS:

1. PROPOSAL TO (i) APPROVE THE PURCHASE AND SALE AGREEMENT WITH SUPREME INTERNATIONAL CORPORATION; and (ii) PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO CHANGE THE CORPORATE NAME TO "PREMIUMWEAR, INC."

                      |_| FOR   |_| AGAINST   |_| ABSTAIN

2.    ELECTION OF DIRECTORS:

|_| FOR all nominees listed below
(except as marked to the contrary)

|_| WITHHOLD AUTHORITY
to vote for all nominees listed below

             Keith A. Benson   Thomas D. Gleason   Michael A. Raskin
                       William J. Morgan  Kevin S. Moore

   (Instruction: To withhold authority to vote for any individual nominee, mark the FOR box and write that nominee's name in the space provided below.)

       (Continued, and to be completed and signed, on the reverse side)

                       (Continued from the other side)

3.    PROPOSAL TO APPROVE THE OPTIONS GRANTED TO THE COMPANY'S CHAIRMAN.

                      |_| FOR   |_| AGAINST   |_| ABSTAIN


4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS (1), (2) AND (3) AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

                                                 Dated: __________________, 1996

                                                 _______________________________
                                                 Signature(s) of Stockholder(s)

                                                 _______________________________
                                                 Signature if held jointly

                                                 PLEASE SIGN exactly as name
                                                 appears on this card. When
                                                 shares are held by joint
                                                 tenants, both should sign. When
                                                 signing as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 president or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by an authorized person.






                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this proxy statement of our report dated April 5, 1996 and incorporated by reference in Munsingwear, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 6, 1996 and to all references to our Firm included in this proxy statement.

                                            /s/ Arthur Andersen LLP

Minneapolis, Minnesota
August 16, 1996





REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Munsingwear, Inc.:

         We have audited the accompanying consolidated balance sheets of Munsingwear, Inc. (a Delaware corporation) and subsidiary as of January 6, 1996 and January 7, 1995, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three fiscal years in the period ended January 6, 1996. These financial statements are the responsbility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Munsingwear, Inc. and subsidiary as of January 6, 1996 and January 7, 1995 and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 6, 1996 in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Minneapolis, Minnesota
April 5, 1996